Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

BY AND AMONG

INSTRUCTURE, INC.,

The Blocker Sellers Listed on the Signature Pages Hereto,

The Sellers Listed on the Signature Pages Hereto,

PCS HOLDINGS, LLC, AND

BRENTWOOD PRIVATE EQUITY VI, L.P., AS SELLER REPRESENTATIVE

October 30, 2023

TABLE OF CONTENTS

Page

1.	Purchase and Sale	2
1.1	Sale, Purchase, and Exchange of Units	2
1.2	Purchase Price	2
1.3	Cash, Debt and Transaction Expenses Estimates	3
1.4	Post-Closing Statement and Adjustment Losses	4
1.5	Accounting Dispute Resolution	5
1.6	Closing and Deliveries	6
1.7	Required Withholding	8
1.8	RWI Policy	9
1.9	Defined Terms Used in this Agreement	9
2.	Representations and Warranties Regarding the Blockers	21
2.1	Organization, Good Standing, Power, Qualification and Subsidiaries	21
2.2	Equity Interests	22
2.3	Authorization and Non-Contravention	23
2.4	Taxes	24
2.5	Litigation	25
2.6	No Other Representations and Warranties; Non-Reliance	25
3.	Representations and Warranties of the Selling Parties and the Company Group	25
3.1	Organization, Good Standing, Power, Qualification and Subsidiaries	25
3.2	Equity Interests	26
3.3	Authorization and Non-Contravention	27
3.4	Litigation	28
3.5	Intellectual Property	28
3.6	Data Privacy	31
3.7	Compliance with Other Instruments	31
3.8	Agreements; Actions	32
3.9	Certain Transactions	33
3.10	Title to Property and Assets; Leases	34
3.11	Financial Statements; Internal Controls	35
3.12	Changes	36
3.13	Compliance with Laws	36
3.14	Labor and Employee Benefits Matters	37
3.15	Insurance	40
3.16	Taxes	40
3.17	Permits	42
3.18	Corporate Documents	42
3.19	Environmental and Safety Laws	42
3.20	Brokers’ and Finders’ Fees	42
3.21	Customers and Suppliers	42

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3.22	No Other Representations and Warranties; Non-Reliance	43
3.23	Selling Parties	43
4.	Representations and Warranties of Purchaser	44
4.1	Organization, Good Standing, Qualification and Power	44
4.2	Authorization	44
4.3	Purchase Entirely for Own Account	44
4.4	Restricted Securities	45
4.5	No Public Market	45
4.6	Legends	45
4.7	Accredited Investor	46
4.8	Sufficient Funds	46
4.9	Litigation	46
4.10	Solvency	46
4.11	CFIUS	47
4.12	Brokers’ and Finders’ Fees	47
4.13	Due Diligence Investigation	47
4.14	No Other Representations and Warranties; Non-Reliance	48
5.	Pre-Closing Covenants	48
5.1	Conduct of Business	48
5.2	HSR Act; FIRB	51
5.3	Confidentiality	53
5.4	Press Releases and Communications	53
5.5	Financing Cooperation Covenant	54
5.6	401(k) Plan	54
5.7	Officers’ and Directors’ Indemnification	54
5.8	Access	56
5.9	No Solicitation	56
5.10	Interim Financial Statements	56
5.11	Code Section 280G	58
5.12	Lease Extension	58
6.	Post-Closing Covenants	58
6.1	Employee Benefits Arrangements	58
6.2	Intended Tax Treatment; Tax Returns; Liability for Taxes; Other Tax Matters	60
6.3	Mutual Release	61
6.4	Further Assurances	62
6.5	Seller Representative	62
7.	Conditions to Obligations	63
7.1	Conditions to the Obligations of Purchaser and the Selling Parties	63
7.2	Conditions to the Obligations of Purchaser	63
7.3	Conditions to the Obligations of the Selling Parties	64
8.	Termination	64
8.1	Right to Terminate	64

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8.2	Effect of Termination	66
9.	No Survival	66
10.	Miscellaneous	66
10.1	Successors and Assigns	66
10.2	Governing Law	67
10.3	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	67
10.4	Counterparts; Facsimile	68
10.5	Titles and Subtitles	68
10.6	Notices	68
10.7	Fees and Expenses	69
10.8	Attorney’s Fees	69
10.9	Amendments and Waivers	69
10.10	Severability	70
10.11	Delays or Omissions	70
10.12	Entire Agreement	70
10.13	Interpretation	70
10.14	Joint Negotiation and Drafting	71
10.15	Post-Closing Representation	71
10.16	Debt Financing Source	71
10.17	Seller Representative	72

EXHIBITS:

EXHIBIT A: Escrow Agreement

EXHIBIT B: Disbursing Agent Agreement

SCHEDULES:

1. Consideration Schedule

2. Disclosure Schedules

3. Other Schedules

ANNEXES

Annex A: Accounting Principles

iii

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of October 30, 2023 by and among PCS Holdings, LLC, a Delaware limited liability company (the “Company”), Instructure, Inc., a Delaware corporation (“Purchaser”), Brentwood Associates Private Equity VI-A, L.P., a Delaware limited partnership (“Merit Seller”), BA VI Merit Blocker, LLC, a Delaware limited liability company (“Merit”), Brentwood Associates Opportunities Fund, L.P., a Delaware limited partnership (“BAO Seller”), Brentwood Associates Opportunities Blocker, LLC, a Delaware limited liability company (“BAO”), Towers Watson Investment Management Master Trust Ireland a/c Towers Watson Partners Master Fund, (“WTW”), GCP Equity Ltd., (“GCP”), Golub Capital CP Funding LLC, a Delaware limited liability company, (“Golub” and collectively with WTW and GCP, “Pathway Seller”, and together with Merit Seller and BAO Seller, the “Blocker Sellers”, and each individually, a “Blocker Seller”), BA Pathway Co-Investors Blocker, LLC (“Pathway”, and together with Merit and BAO, the “Blockers”, and each individually, a “Blocker”), the Sellers listed on the signature pages hereto (each individually, a “Seller”, and collectively with Merit Seller, BAO Seller and Pathway Seller, the “Selling Parties”), and Brentwood Seller, solely in its capacity as representative for the Selling Parties (the “Seller Representative”). Purchaser, the Company, the Blockers and the Selling Parties are sometimes collectively referred to herein as the “Parties”, and individually as a “Party”.

WHEREAS, the outstanding equity of the Company consists of all of the issued and outstanding Class A Units and Class B Units (collectively, the “Units”);

WHEREAS, as of the date hereof, Merit Seller owns, of record and beneficially, all of the issued and outstanding equity interests of Merit (the “Merit Equity”);

WHEREAS, as of the date hereof, BAO Seller owns, of record and beneficially, all of the issued and outstanding equity interests of BAO (the “BAO Equity”);

WHEREAS, as of the date hereof, Pathway Seller owns, of record and beneficially, all of the issued and outstanding equity interests of Pathway (the “Pathway Equity”, and together with the Merit Equity and BAO Equity, the “Blocker Equity”);

WHEREAS, as of immediately prior to the Closing, (i) the Blockers shall directly own, of record and beneficially, a portion of the Units as set forth on Schedule 1 (the “Blocker Owned Units”); and (ii) the Sellers other than Blocker Sellers shall own, of record and beneficially, all of the remaining Units, other than the Blocker Owned Units as set forth on Schedule 1 (the “Company Units”, and together with the Blocker Equity, the “Purchased Units”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from the Selling Parties, and the Selling Parties, other than the Blockers, desire to sell to Purchaser, all of the Company Units held by such Selling Parties as of the Closing, which comprise all of the issued and outstanding Units as of the Closing, other than the Units held by the Blockers, for the consideration described herein (the “Company Acquisition”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Blocker Sellers, and Blocker Sellers desire to sell to Purchaser,

the Blocker Equity for the consideration described herein (the “Blocker Acquisition”, and together with the Company Acquisition, the “Transaction”);

WHEREAS, following the consummation of the Transaction, Purchaser will own directly or indirectly (through its ownership of the Blockers), all of the issued and outstanding equity interests of the Company;

WHEREAS, as a condition and material inducement to Purchaser’s willingness to enter into this Agreement, certain Sellers set forth on Schedule 1.2(i) have entered into and delivered to Purchaser a Non-Solicitation and Confidentiality Agreement (the “Non-Solicitation and Confidentiality Agreement”) at signing which will be effective at Closing; and

WHEREAS, as a condition and material inducement to Purchaser’s willingness to enter into this Agreement, certain Persons set forth on Schedule 1.2(ii) have entered into and delivered to Purchaser a Restrictive Covenant Agreement (the “Restrictive Covenant Agreements”) at signing which will be effective at Closing.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Purchase and Sale.

1.1 Sale, Purchase, and Exchange of Units. Subject to the terms and conditions of this Agreement, Purchaser shall, at the Closing, purchase and acquire from the Selling Parties, and the Selling Parties shall sell, assign, contribute, transfer and deliver to Purchaser, free and clear of all Liens (excluding any restrictions imposed by securities laws), the Purchased Units set forth on Schedule 1, as follows:

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser agrees to purchase and accept from each Blocker Seller, and each Blocker Seller agrees to sell, transfer and deliver to Purchaser, free and clear of all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Purchaser under applicable securities laws and Permitted Liens), all of the Blocker Equity held by such Blocker Seller.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser agrees to purchase and accept from each of the Sellers (other than the Blocker Sellers), and each of the Sellers (other than the Blocker Sellers) agrees to sell, transfer and deliver to Purchaser, severally and not jointly, and free and clear of all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Purchaser under applicable securities laws and Permitted Liens), all of the Company Units.

1.2 Purchase Price. Subject to the adjustments set forth in Section 1.3, the consideration for the Purchased Units (such as-adjusted amount, the “Purchase Price”) shall be equal to the sum of (i) the Base Consideration Amount, plus (ii) the Closing Cash, minus (iii) the Closing Indebtedness, minus (iv) the Company Transaction Expenses, minus (v) the Escrow Amount, each as estimated and set forth in the Closing Certificate in accordance with Section 1.3.

Notwithstanding the foregoing, in the event that any Blocker has any Closing Cash or Indebtedness as of the Closing, such amount will adjust the proceeds payable to the applicable Blocker Seller holding the Blocker Equity of such Blocker as of immediately prior to the Closing (and not any other Selling Party) and only such Blocker Seller shall bear the burden of, or receive the benefit of, such adjustment, which will be reflected in the closing proceeds payable to such applicable Blocker Seller.

1.3 Cash, Debt and Transaction Expenses Estimates. At least three Business Days prior to the Closing Date, the Company shall estimate in good faith the amount of the Closing Cash, the Closing Indebtedness, the Company Transaction Expenses, and the resulting Purchase Price, respectively, and shall deliver to Purchaser a certificate (the “Closing Certificate”) setting forth such estimates together with reasonable supporting documentation, including each of the components thereof. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness” and “Estimated Company Transaction Expenses” mean the estimates of the Closing Cash, Closing Indebtedness and Company Transaction Expenses, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means the Purchase Price calculated as set forth in Section 1.2, in each case calculated in accordance with the Accounting Principles as set forth on Annex A and the definitions set forth herein. Purchaser and their representatives, including Purchaser’s independent accountants, will be entitled to review, during normal business hours, all work papers of the Company Group and their representatives, including its independent accountants, prepared in connection with the delivery of the Closing Certificate. The Closing Certificate shall include a funds flow statement (the “Funds Flow Statement”), setting forth with respect to the Selling Parties and each Person to whom any Company Transaction Expenses and Closing Indebtedness is payable or due at Closing, the amounts payable to each such Person in accordance with the terms of this Agreement and payment instructions with respect to each such payee. The Company shall consider in good faith any comments made by Purchaser to the Closing Certificate or the Funds Flow Statement prior to the Closing; provided that, the failure of the Company to implement such comments made by Purchaser shall not delay or otherwise prevent the Closing. To the extent the Company agrees to any such revisions, the Company shall deliver to Purchaser a revised Closing Certificate or Funds Flow Statement, as applicable, reflecting such revisions, which revised Closing Certificate or Funds Flow Statement, as applicable, shall (x) be deemed to have been delivered at the time the Company delivered the initial Closing Certificate or Funds Flow Statement, as applicable, and (y) be used as the “Closing Certificate” or “Funds Flow Statement”, as applicable, for all purposes hereof and for purposes of determining any items set forth therein at the Closing. All payments hereunder to the Sellers (including each Selling Party’s Pro Rata Share) will be made in accordance with the Funds Flow Statement which shall give effect to the distribution and other provisions of the Company’s and the Blockers’ Organizational Documents in effect immediately prior to the Closing. Notwithstanding anything to the contrary in this Agreement, Purchaser and its Affiliates, including, following the Closing, the Company and its Subsidiaries, and each of their respective representatives, shall be entitled to conclusively and definitively rely on, without any obligation to investigate or verify the accuracy, inaccuracy or correctness thereof, and without any liability, the allocation of proceeds set forth in the Funds Flow Statement as of the Closing, which shall be binding and enforceable against the Sellers and their Affiliates.

1.4 Post-Closing Statement and Adjustment Losses.

(a) Post-Closing Statement. Within 90 days after the Closing Date, Purchaser shall prepare and deliver to the Seller Representative (on behalf of all of the Sellers) a post-closing adjustment statement of the Company, setting forth Purchaser’s calculation of the amount of the Closing Cash, the Closing Indebtedness, the Company Transaction Expenses, and the Purchase Price (the “Post-Closing Statement”), calculated in accordance with the Accounting Principles as set forth on Annex A and the definitions set forth herein.

(b) Following the delivery of the Post-Closing Statement to the Seller Representative, subject to customary confidentiality undertakings (including the execution of any required access letters), Purchaser shall afford the Seller Representative and its representatives the reasonable opportunity during normal operating hours and without business disruption to electronically examine the statements and such supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate and discuss the same with the appropriate representatives of the Company Group responsible for the preparation of the Post-Closing Statement. Purchaser shall reasonably cooperate with the Seller Representative in such examination. If within 30 days following delivery of such statements to the Seller Representative, the Seller Representative has not delivered to Purchaser a written objection notice setting forth in reasonable detail the reasons for which the Seller Representative does not agree with the calculation of the Post-Closing Statement, including, to the extent reasonably quantifiable, a quantification of each disputed amount set forth therein (the “Objection Notice”), then the Post-Closing Statement shall be extended in the case of any undue delay by Purchaser in providing Seller Representative access to its books and records, the personnel of, and work papers prepared by Purchaser to the extent they relate to the preparation of the Post-Closing Statement and such historical financial information, for each day that Purchaser delays in providing Seller Representative such access. Any component of the Post-Closing Statement that is not disputed in an Objection Notice shall be final and binding on the Parties. If the Seller Representative delivers the objection notice within such period, then Purchaser and the Seller Representative shall endeavor in good faith to resolve the objections. In the event Purchaser and the Seller Representative are unable to agree on the Post-Closing Statement calculations after good faith negotiations for a period of 30 days, the remaining disputes will be resolved pursuant to Section 1.5.

(c) Post-Closing Adjustment. If the Purchase Price (as finally determined) is greater than the Estimated Purchase Price (such excess amount, if any, the “Excess Amount”), then Purchaser shall pay, within 10 Business Days after the final determination of such Excess Amount, to the Disbursing Agent, for payment to the Selling Parties, in accordance with each Selling Party’s Pro Rata Share, an aggregate amount equal to the lesser of (x) the Excess Amount and (y) an amount equal to the Escrow Amount, and Purchaser and the Seller Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release all of the funds in the Escrow Account by wire transfer of immediately available funds to accounts designated by the Disbursing Agent, for payment to the Selling Parties, in accordance with each Selling Party’s Pro Rata Share. If the Purchase Price (as finally determined) is less than the Estimated Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), then, within 10 Business Days of the final determination of such shortfall, Seller Representative and Purchaser shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release an amount equal to the Shortfall Amount from the Escrow Account by wire transfer of immediately available funds to one or more accounts designated by Purchaser. For the avoidance of doubt, any then-remaining amounts in the Escrow Account shall represent Purchaser’s sole and exclusive remedy with respect to any Shortfall Amount. If any funds remain in the Escrow Account after the release of funds to Purchaser in accordance with this Section, Purchaser and Seller Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release all such remaining funds in the Escrow Account to the Disbursing Agent, for payment to accounts designated by the Selling Parties, in accordance with each Selling Party’s Pro Rata Share. All payments that are to be made to the Selling Parties pursuant to this Section 1.4(c) shall be made in accordance with a funds flow statement (the “Post-Closing Funds Flow Statement”) prepared by the Seller Representative, which shall set forth with respect to each Selling Party the portion of the aggregate payment due to the Selling Parties as a whole that such Selling Party is entitled to receive and payment instructions with respect to each such payee. Notwithstanding anything to the contrary in this Agreement, the Purchaser, the Company and its Subsidiaries, and each of their respective representatives, shall be entitled to conclusively and definitively rely on, without any obligation to investigate or verify the accuracy, inaccuracy or correctness thereof, and without any liability, the allocation of proceeds set forth in the Post-Closing Funds Flow Statement, which shall be binding and enforceable against the Sellers and their Affiliates.

1.5 Accounting Dispute Resolution. If there are remaining disputes under Section 1.4(a), Purchaser, on the one hand, and the Seller Representative, on the other hand, shall submit the disputed items (and only the disputed items) for resolution to an independent, nationally recognized accounting or consulting firm mutually appointed by Purchaser and the Seller Representative (the “Independent Accounting Firm”), who shall determine and report to the Parties and such report shall be final, binding and conclusive on the Parties hereto. The Independent Accounting Firm shall determine any disputed items within 30 days after such disputed items are submitted to it or such longer time period as mutually agreed to by the Parties. If any disputed items are submitted to the Independent Accounting Firm for resolution, (i) the proceedings shall be held virtually, (ii) each party shall furnish to the Independent Accounting Firm such workpapers and other documents and information relating to such objections as the Independent Accounting Firm may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Independent Accounting Firm, (iii) the Independent Accounting Firm shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement) but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party as set forth in the Objection Notice or the Post-Closing Statement and (iv) the Independent Accounting Firm shall make its calculation of the disputed items in accordance with this Agreement and shall set forth such calculation in reasonable detail in a written notice and deliver such notice to both Parties, and such calculation shall (except in the case of Fraud or manifest error) be binding and conclusive on the Parties and upon which a judgment may be entered by a court having jurisdiction thereof. For the avoidance of doubt, the Independent Accounting Firm shall only resolve the disputed items submitted to the Independent Accounting Firm, and shall act as an expert and not an arbitrator. Purchaser and the Selling Parties shall each bear their own fees and expenses in connection with any such proceeding; provided, however, that the fees and expenses of the Independent Accounting Firm shall be allocated between Purchaser, on the one hand, and the Selling Parties, on the other hand, such that the amount paid by Purchaser bears the same proportion that the aggregate dollar amount unsuccessfully disputed by Purchaser bears to the total dollar amount of the disputed items that were submitted for resolution to the Independent Accounting Firm, and the Selling Parties shall pay the balance. For purposes of illustration only, if the impact on the Purchase Price set forth in the Post-Closing Statement of the items disputed would be $1,000 as calculated by Selling Parties and $900 as calculated by Purchaser and as determined by the Independent Accounting Firm the impact is $960, then the Selling Parties would bear forty percent (40%) of the fees of the Independent Accounting Firm and Purchaser would bear sixty percent (60%), because the amount disputed was $100 and the amount unsuccessfully disputed by Purchaser was $40.

1.6 Closing and Deliveries.

(a) Closing. The sale of the Purchased Units set forth in Section 1.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures (i) on the fifth Business Day after (but not including) the date that all of the conditions to the Closing set forth in Section 7 (other than those conditions that, by their nature, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions on the Closing Date) shall have been satisfied or waived by the Party or Parties entitled to waive the same; provided that, notwithstanding anything to the contrary herein, in no event will the Closing occur without Purchaser’s consent (which may be withheld in its sole discretion) prior to the date that is 45 days after the date hereof; or (ii) at such other place, time and date as shall be agreed between Purchaser and the Company. The date upon which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Selling Parties/Company Deliveries. At the Closing, the Selling Parties, the Blockers and/or the Company shall deliver to Purchaser:

(i) An assignment of the Purchased Units being purchased by Purchaser, in form and substance reasonably satisfactory to Purchaser, duly executed by the Selling Parties, and any other documents as may be reasonably requested by Purchaser to effectuate the transfer of the Purchased Units.

(ii) (A) a duly executed IRS Form W-9 or applicable IRS Form W-8 for each of the Selling Parties, (B) a certificate from the Company dated as of the Closing which complies with the requirements of Treasury Regulations Section 1.1445‑11T(d)(2)(i), certifying that fifty (50) percent or more of the value of the gross assets of the Company do not consist of U.S. real property interests or that ninety (90) percent or more of the value of the gross assets of the Company do not consist of U.S. real property interests plus cash or cash equivalents, (C) (x) a certificate from the Company dated as of the Closing in accordance with Treasury Regulations Section 1.1446(f)-2(b)(4), certifying that the payments made in respect of the Company Acquisition are exempt from withholding under Section 1446(f) of the Code or (y) to the extent that the certificate in clause (x) is not possible, the requirements of either Treasury Regulation Section 1.1446(f)‑2(b) or Treasury Regulation Section 1.1446(f)-2(c)(4) and (D) a duly executed affidavit (dated as of the Closing) from each Blocker in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c) stating that such Blocker is not and has not been during the applicable period a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, in each case together with a draft notice prepared in accordance with Treasury Regulation Section 1.897-2(h)(2) to be mailed promptly (together with copies of such affidavit) to the IRS, in the case of each of (B)-(D), in form and substance reasonably satisfactory to Purchaser.

(iii) A certificate of the Secretary of the Company or the Blockers, as applicable, certifying (A) the Organizational Documents of the Company or the Blockers, as applicable, and (B) resolutions of the members of the Company or the Blockers, as applicable, approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

(iv) Evidence of the consent or approval of, or the provision of notice to, each Person that is a party to a Contract (including evidence of the payment or any required payment in connection with obtaining such consent or approval as expressly required by the applicable Contract) and whose required consent or approval is set forth on Schedule 2.3 or notice to whom is described on Schedule 2.3.

(v) A certificate of good standing or certificate of fact with respect to each member of the Company Group, as of a date within ten Business Days prior to the Closing Date from the Secretary of State (or other authorized Person, if applicable) in each state or other jurisdiction where such Person is incorporated, organized or qualified to do business.

(vi) A duly executed signature page by Seller Representative to the Escrow Agreement.

(vii) (A) At least one (1) Business Day prior to the Closing Date, executed customary payoff letters in form and substance reasonably satisfactory to the Purchaser (drafts of which will be provided to Purchaser at least three Business Days prior to the Closing Date) (each, a “Payoff Letter”) from each holder of any Payoff Indebtedness set forth on Schedule 1.6(b)(ix)(A), confirming the aggregate amount of the Company’s obligations in respect of such Payoff Indebtedness, including all amounts required to be paid in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and its Subsidiaries related thereto, (B) the forms of UCC-3 termination statements and other documents necessary to evidence (if applicable, upon the filing thereof) the termination of all Liens (other than any Permitted Liens) securing the Payoff Indebtedness under such Payoff Letters, executed by the applicable lenders and the Company (if applicable), effective as of Closing, and (C) Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department, or agency, in each case in a form reasonably satisfactory to Purchaser, evidencing the release of any and all Liens on Company owned IP.

(viii) All invoices for, and payment instructions for, the Estimated Company Transaction Expenses payable to professional advisors prior to or in connection with the Closing.

(ix) At or prior to the Closing, evidence of the termination of each Contract set forth on Schedule 1.6(b)(xi), in each case in form reasonably satisfactory to Purchaser.

(c) Purchaser Deliveries. At the Closing, Purchaser shall:

(i) Deliver to the Disbursing Agent, by wire transfer of funds and in accordance with each Selling Party’s Pro Rata Share, an aggregate amount equal to (x) the Estimated Purchase Price minus (y) the Escrow Amount.

(ii) Deliver to the Seller Representative and the Escrow Agent, a duly executed signature page to the Escrow Agreement.

(iii) Deliver to the Escrow Agent, a wire transfer of immediately available funds in an amount equal to the Escrow Amount for deposit into the Escrow Account.

(iv) Pay, on behalf of the Company, by wire transfer of immediately available funds, (A) all Payoff Indebtedness, in accordance with, and in the amounts set forth in, the Payoff Letters issued with respect to such Payoff Indebtedness and (B) the Estimated Company Transaction Expenses, in each case, in the amounts set forth in the calculation of the Estimated Purchase Price delivered hereunder and, in each case, pursuant to wire instructions provided by the Company or the Seller Representative to Purchaser; provided, that, notwithstanding the foregoing, to the extent any Estimated Company Transaction Expenses represent compensatory payments owed to any employees of the Company Group, the amount of such compensatory payments shall be paid by Purchaser at the Closing to the Company for the Company thereafter to make such payments to such employees through the Company Group’s payroll provider so that such payments are made in compliance with all applicable withholding requirements.

1.7 Required Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser and the Company shall be entitled to deduct and withhold, as the case may be, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments to such Person under the Code, any provision of any Tax Law, or any customs or export Law; provided, however, that other than in the case of compensatory amounts due to current or former employees or withholding attributable to a Selling Party’s failure to deliver the forms or certificates described in Section 1.6(b)(ii), Purchaser shall use commercially reasonable efforts to provide any Person notice at least three days in advance of withholding with respect to the sale of Units or Blocker Equity to allow such Person to eliminate or minimize such withholding obligation. To the extent that amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person for which such withholding or deduction was made in accordance with this Agreement, and such amounts shall be delivered by Purchaser or the Company, as appropriate, to the applicable Taxing Authority.

1.8 RWI Policy. From the date hereof until the Closing Date, Purchaser, in its sole discretion, may conditionally bind a buyer-side RWI Policy. Purchaser shall bear all costs related to the RWI Policy, including, without limitation, the premium, broker commission, applicable taxes, any retention and any related fees. To the extent applicable, Purchaser shall cause the RWI Policy to include a provision whereby the RWI Insurer expressly waives, releases, and agrees not to pursue, directly or indirectly, any rights via subrogation, against the Company Group, the Selling Parties, or any of their respective Affiliates with respect to any claim made thereunder, other than in the case of Fraud. The RWI Policy, including the foregoing subrogation provision, shall not be in any way amended, modified, supplemented, terminated, waived, or otherwise revised, and no amendment, modification, supplementation, termination, waiver or revision shall be effective, without the express written consent of the Selling Parties. Purchaser shall be solely responsible for any and all of the fees, costs and expenses (including, without limitation, premiums, diligence fees, deductibles, broker fees and retentions) related to obtaining the RWI Policy. In no event shall the Company, its Subsidiaries or any Selling Party be required to provide any additional information to the RWI Insurer, and, for the avoidance of doubt, all obligations related to the RWI Policy shall be borne wholly by Purchaser.

1.9 Defined Terms Used in this Agreement. In addition to the terms defined above and throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Accounting Principles” means the policies, practices, procedures, classifications and methodologies set forth on Annex A.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Purchaser or any of its Affiliates) to engage in an any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether from the Company and/or any other Person(s), of any of the outstanding equity interests of the Blockers, the Company or any Subsidiary of the Company (other than pursuant to the grant or exercise or repurchase of equity awards to employees or consultants in the ordinary course of business); (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of a majority or any substantial portion of the assets of the Blocker, the Company or any Subsidiary of the Company (other than the sale or license of products in the ordinary course of business); or (iii) any merger, consolidation, business combination or other similar transaction involving the Blockers, the Company or any Subsidiary of the Company which would result in any Person or “group” (other than Seller) owning any voting equity securities of the resulting entity.

“Affiliate” means, with respect to any Person, (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person, (2) a Person who owns or controls at least 10% of the outstanding voting interests of the Person, (3) a Person who is an officer, director, member, or manager, or general partner of the

Person, (4) a Person who is an officer, director, manager, member, general partner or trustee of, or owns at least 10% of, the outstanding voting interests of a Person described in clauses (1) through (3) of this definition or (5) any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, a Person described in clauses (1) through (3) of this definition.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Law and Orders issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Consideration Amount” means $835,000,000.

“Brentwood Seller” means Brentwood Private Equity VI, L.P.

“Business Day” means a day other than Saturday, Sunday or other day on which banks located in New York, New York or Phoenix, Arizona are authorized or obligated to close.

“Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).

“Claim” means any written demand, claim or complaint by any Person alleging actual or potential liability or obligation.

“Closing Cash” means all cash, cash equivalents, marketable securities and cash held in lockbox accounts and credit card receivables of the Company Group as of the Determination Time, in each case, determined in accordance with the Accounting Principles, but without giving effect to the transaction contemplated hereby; provided that Closing Cash shall not include cash, cash equivalents or marketable securities (i) held as security deposits made or held by the Company Group, (ii) that collateralize any obligation, (iii) that are held in reserve or escrow accounts, (iv) that are subject to a dominion, control or similar agreement (other than those that will be terminated at Closing), including custodial cash, or (v) for the amounts of the accounts that are specified on Schedule 2.4. Closing Cash will (a) be calculated net of uncleared checks and drafts written or issued by the Company Group as of the Determination Time, (b) include checks and drafts received by the Company Group or deposited for the account of the Company Group as of the Determination Time, and (c) net of any cash, cash equivalents or marketable securities that were used between the Determination Time and the Closing in such a manner as to reduce the amount of Closing Indebtedness or Company Transaction Expenses.

“Closing Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing, but without giving effect to the transactions contemplated hereby.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Data” means all data (including Personal Information) collected, created, compiled, inferred, derived, stored, used, maintained, transferred, transmitted, secured, disposed of, or otherwise Processed by or for the Company or any of its Subsidiaries.

“Company Group” means the Blockers, the Company and each of the Company’s Subsidiaries.

“Company Intellectual Property” means any and all (i) Intellectual Property used by the Company or any of its Subsidiaries, or held for use in or necessary to the conduct of the Company’s or any of its Subsidiaries’ business (including, for the avoidance of doubt, inbound licenses), and (ii) Company Owned IP.

“Company Offering” means (i) any Company or Subsidiary product or service offered, licensed, provided, sold, distributed, manufactured, made available or otherwise exploited by or for the Company or its Subsidiaries, (ii) any Company product or service under design or development (or already designed or developed) by or for the Company or its Subsidiaries, including any version or release of the foregoing, together with any related documentation, materials, or information, and (iii) each Company Web Site, including any platform or other Company Software used for each Company Web Site.

“Company Owned IP” means any and all Intellectual Property that is owned, purported to be owned, assigned to or held in the name of or exclusively licensed to the Company or any Subsidiary.

“Company Registered IP” means any and all Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Body or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing, that is part of the Company Owned IP.

“Company Software” means all Software owned or purported to be owned by the Company or any Subsidiary.

“Company Transaction Expenses” means all fees, expenses, costs and payments incident to the transactions contemplated by this Agreement which are incurred by or on behalf of the Company Group or the Selling Parties on or prior to the Closing Date or for which the Company Group or the Selling Parties is or may become liable and that remain unpaid immediately prior to Closing, including without limitation (i) investment banking, accounting, attorney, broker, finder, consultant, agent, data room provider, or other professional fees incurred by the Company Group or the Brentwood Seller, (ii) any obligations of the Company Group or the Selling Parties incurred prior to the Closing (other than such obligations incurred at the direction of Purchaser), under or in connection with any severance benefits or arrangements, retention or stay bonuses, incentive bonuses, transaction bonuses, termination and change of control bonuses or arrangements that are due or become payable to any Person upon, or in connection with, the consummation of the transactions contemplated hereby (either alone or in combination with the occurrence of any other event (other than a termination of employment by a member of the Company Group that occurs following the Closing), and including, for the avoidance of doubt, any amounts that become due or payable in respect of the Unit Appreciation Rights), (iii) the Retention Bonuses, (iv) all fees and expenses of the Disbursing Agent pursuant to the Disbursing Agent Agreement, and (v) the employer-paid portion of any employment, payroll, social security or similar Taxes that are related to the payment of any of the obligations pursuant to clauses (ii) and (iii) and calculated as if all such amounts were paid on the Closing Date.

“Company Web Site” means any public or private web site owned, maintained, or operated at any time by or on behalf of the Company or any Subsidiary, including the web site at https://www.parchment.com and any online service made available by the Company or any Subsidiary.

“Consulting Services Agreement” means that certain Consulting Services Agreement, dated as of January 31, 2020, by and between Parchment LLC and BPE Growth & Operations, LLC.

“Contract” or “contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the referenced Person is a party or by which such Person, or any of its properties or assets, is bound.

“Corporate Development and Administrative Services Agreement” means that certain Corporate Development and Administrative Services Agreement, dated as of January 31, 2020, by and among the Company, Parchment, LLC, and Brentwood Private Equity VI, L.P., as amended by that certain Letter Agreement, dated June 16, 2021, by and among the Company, Parchment, LLC, Brentwood Private Equity VI, L.P. and Brentwood Associates Opportunities GP, LP.

“COVID-19” means SARS-CoV-2 or the COVID-19 virus, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreement” means that certain Credit Agreement, dated as of January 31, 2020, by and among PCS Intermediate Holdings, LLC, PCS Intermediate II Holdings, LLC (and certain Subsidiaries of PCS Intermediate II Holdings, LLC from time to time) and Golub Capital LLC, as amended by that certain First Amendment to Credit Agreement, dated as of March 22, 2021, as further amended by that certain Second Amendment to Credit Agreement, dated as of June 8, 2021, and as further amended by that certain Third Amendment to Credit Agreement, dated as of June 23, 2023.

“Debt Financing” means the debt financing obtained or sought to be obtained by Purchaser in connection with the Closing and the consummation of the transactions contemplated herein.

“Debt Financing Sources” means each lender and other Person (including, without limitation, each agent and each arranger) that commits to provide or otherwise enters into agreements in connection with the Debt Financing, including the parties to any debt commitment letter and any joinder agreements, credit agreements and the other definitive documents relating thereto and, together with their respective former, current and future Affiliates and their and their respective former, current and future Affiliates’ officers, directors, employees, managers, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and permitted assigns.

“Determination Time” means, 11:59 p.m. Mountain time on the day immediately prior to the Closing Date.

“Disbursing Agent” means Citibank, N.A.

“Disbursing Agent Agreement” shall mean the Disbursing Agent Agreement, to be entered into by Seller Representative and the Disbursing Agent, substantially in the form of Exhibit B.

“DOJ” shall mean the United States Department of Justice.

“Entity” means an association, or artificial Person through which, or by means of which, an enterprise or activity may be lawfully conducted, including, without limitation, a domestic or foreign corporation, nonprofit corporation, limited liability company, general partnership, limited partnership, business trust, association, trust, estate, joint venture, cooperative or government trust.

“Environmental Laws” means any Law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substances; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

“Equity Interests” of any Person means any and all units of equity, rights to purchase units of equity, warrants or profits interests (whether or not currently exercisable or vested), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common units, preferred units, limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into any of the foregoing.

“ERISA Affiliate” means each Person treated at any relevant time as a single employer with any member of the Company Group pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account established and to be maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means CitiBank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, to be entered into as of the Closing by and among Purchaser, the Seller Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit A, as amended from time to time.

“Escrow Amount” means an amount equal to $2,000,000.

“FIRB Approval” means either (A) the Treasurer of the Commonwealth of Australia (or his or her delegate) provides written notice under the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”) stating that, or to the effect that, the Commonwealth Government has no objection to the transactions contemplated by this Agreement or to the actions relating to such transactions, either on an unconditional basis or subject only to such conditions acceptable to the Purchaser, acting reasonably, or (B) following the Purchaser giving notice under the FATA of the transactions contemplated by this Agreement or of the actions relating to such transactions, the Treasurer of the Commonwealth of Australia becomes precluded by passage of time from making any order or decision under Division 2 of Part 3 of the FATA in respect of the transactions contemplated by this Agreement and in respect of the actions relating to such transactions, and the 10 day period referred to in section 82(2)(a) of the FATA has ended or the period referred to in section 82(2)(b) of the FATA has ended (whichever is applicable).

“Foreign Investment Laws” means foreign direct investment or other similar Laws designed to prohibit, restrict, regulate or screen foreign direct investments into any jurisdiction.

“Fraud” means fraud under Delaware common law.

“FTC” shall mean the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 3.9, 3.20 and 3.23(a)-(c).

“GAAP” means generally accepted accounting principles in the United States, in effect from time to time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator or arbitral body (public or private) in each case other than schools, colleges, universities, school districts or state departments of education.

“Hazardous Substance” means any material, substance or waste as to which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum, asbestos, mold and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations of the Blockers, the Company or its Subsidiaries in respect of: (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness; (b) any deferred payments for the purchase price of property, equity, or assets other than trade payables; provided, however, any unspent capital expenditures shall be excluded; (c) any indebtedness evidenced by any note, bond, debenture or other debt security; (d) any indebtedness guaranteed, endorsed or assumed by, the Company and its Subsidiaries; (e) any drawn upon letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or its Subsidiaries; (f) any obligations with respect to any interest rate hedging, swap agreements, forward rate agreements, interest rate cap or collar agreements or other financial agreements entered into for the purpose of limiting or managing interest rate risks, in each case, assuming the agreement or contract is settled or closed as of such date of determination; (g) all indebtedness secured by a Lien (other than Permitted Liens) on property owned by the Company or its Subsidiaries, whether or not the secured indebtedness is owed by the Company or its Subsidiaries; (h) all owed, due or unpaid severance (in each case, together with the employer portion of any Taxes related thereto and determined as if all such amounts were payable on the Closing Date); (i) the Unpaid Income Tax Amount; (j) all amounts of any unfunded benefits under any tax-qualified or nonqualified deferred compensation plan, defined benefit pension plan, or retiree benefit plan, including any withdrawal liability under any similar plan; (k) all obligations under leases that have been or are required to be recorded as finance leases in accordance with the Accounting Principles; (l) any declared but unpaid dividends or distributions, or amounts owed to any Selling Parties, any of their respective equityholders or their respective Affiliates, including any unpaid management, monitoring or other fees; (m), all obligations (contingent or otherwise) for the deferred purchase price of assets, property or services (including the maximum amount of any unpaid earnout obligations or holdback release determined in accordance with the Accounting Principles, but excluding any unpaid earnout under the Quottly Purchase Agreement); (n) all accrued and unpaid interest and any other obligations (including fees, prepayment premiums, penalties, “make-whole” payments and “breakage” costs and indemnification and reimbursement obligations with respect to any obligation described in clauses (a) through (m) of this definition); and (o) any obligation to guarantee any obligation described in clauses (a) through (n) of this definition of any other Person.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (2) all trade secrets and other proprietary or confidential information, including which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”) and Technology; (3) all copyrights, copyrights registrations and applications therefor; (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor and social media accounts and account identifiers; (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; (7) moral rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, and all documentation, including user manuals and training materials relating to the foregoing (collectively, “Software”); and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in Section 6.2(a).

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, information technology infrastructure and other information technology equipment, owned, leased, or licensed by, for, or to the Company or any Subsidiary.

“Key Employee” means each of Matthew Pittinsky, Ph.D, Kevin Martin, Jason Weaver, Jerome Snell, Gina Heller and Erin Elliot.

“Knowledge,” including the phrase “to the Company’s Knowledge” or “to the Knowledge of the Company” and similar phrases, shall mean the actual knowledge of the Key Employees.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, works council or other labor organization.

“Law” or “law” means any foreign, federal, state or local law (including common law), statute, act, code, ordinance, rule, regulation, Order or other requirement.

“Lien” and “lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, tenancy by the entirety claim, license, adverse claim or any other title defect or restriction of any kind in any personal or real property, including in any Intellectual Property.

“Litigation” means any action, suit, arbitration, claim, complaint, investigation, charge, audit, inquiry, notice of violation or proceeding, whether at law or at equity, before or by any Governmental Body.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 18, 2020.

“Loss” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any circumstance, result, occurrence, fact, change, event or effect that, individually or in the aggregate, (x) has had, has or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of the Blockers, the Company or any of its Subsidiaries or (y) would prevent, materially impede or delay the consummation of the Transaction, other than, solely with respect to the foregoing clause (x), as a result of (A) changes adversely affecting the U.S. economy or the Company’s industry generally; (B) acts of war, sabotage or terrorism, military actions or the escalation thereof; (C) any changes after the date hereof in applicable laws or accounting rules or principles, including changes in GAAP; (D) the announcement of the transactions contemplated by the Transaction Agreements; provided that such exception shall not apply for purposes of the representations set forth in Section 2.3 and Section 3.3 which specifically address the consequences of entering into the Transaction Agreements; (E) any earthquake or other natural disaster; (F) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America or a country where the Company Group operates; or (G) any pandemic (including COVID-19) or epidemic, except in the case of the foregoing clauses (A), (B), (C), (E), (F) or (G) to the extent such circumstance, result, occurrence, fact, change, event or effect has a disproportionately adverse impact on the Company Group, taken as a whole, as compared to other comparable Persons operating in the same industry and markets as that of the Company Group.

“Objection Notice” has the meaning set forth in Section 1.4(b).

“Open Source Materials” means any Software or other works of authorship licensed or distributed under an open source or free Software model, including but not limited to any libraries or code licensed or distributed under any version of the GNU General Public License, Affero General Public License, or Lesser General Public License, MIT, BSD, or Apache license, or any other license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org.

“Order” or “order” means any order, injunction, judgment, doctrine, decree, determination, ruling, writ, award or assessment of a Governmental Body or, solely for purposes of Section 3.7, school districts or state department of education.

“Organizational Document” shall mean, the certificate of incorporation, certificate of formation, bylaws, or operating agreement (or their equivalents under foreign Law), each as amended, of the Company, the Subsidiaries and the Blockers.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax Law.

“Payoff Indebtedness” means the principal amount of, and accrued and unpaid interest on, the outstanding Indebtedness for borrowed money of the Company or any of its Subsidiaries (i) under the Credit Agreement and (ii) any other secured credit facility or secured financing arrangement incurred by the Company or any of its Subsidiaries.

“Permitted Liens” means (a) statutory Liens and other governmental assessments for the payment of Taxes that are not yet due or payable; (b) Liens imposed by Law, such as carriers’, material men’s, mechanics’, warehouseman’s, and other like Liens incurred in the ordinary course of business with respect to which payment is not due; and (c) statutory or common law Liens to secure obligations to landlords, lessors, or renters, in each case incurred in the ordinary course of business and that do not materially impair the Company Group’s ownership or use of such property or assets or operation of its business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Body.

“Personal Information” means any information that identifies, relates to, describes, is capable of being associated with, or could be linked, directly or indirectly, to identify an individual, or household, including name, street address, telephone number, email address, facial geometry, financial account number, government-issued identifier, social security number or tax identification number, biometric identifier or biometric information, financial or banking information, client or account number, Internet protocol address that could be used to identify an individual, or household, or any other unique identifiers, in any form, and information considered “personal data”, “personal information”, “personally identifiable information”, a “biometric identifier”, “biometric information”, “nonpublic personal information”, “individually identifiable health information”, or any similar term under any applicable Law or described by the Company or any Subsidiary as any such term in any Privacy Policy or Contract.

“Pre-Closing Tax Period” means any taxable period ending on or before the day immediately preceding the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Laws” means all applicable Law and binding guidance issued by any Governmental Body, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or processing of Personal Information, data breach notification, website or mobile application privacy policies or practices, Social Security number protection, processing or security of payment card information, or email, text message, or telephone communications, including the Federal Trade Commission Act, the Fair Credit Reporting Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Children’s Online Privacy Protection Act, the Family Educational Rights and Privacy Act, Illinois’ Student Online Personal Protection Act, California’s Student Online Personal Information Protection Act, the California Consumer Privacy Act and California Privacy Rights Act (collectively, the “CCPA”), the Payment Card Industry Data Security Standards, and all other similar international, federal, state, provincial and local Law, and binding guidance.

“Privacy Policy” means each external or internal policy of, or representation, statement, and/or notice made by, the Company or any Subsidiary relating to: (i) the privacy of customers or users of any Company Offering; or (ii) the Processing of any Personal Information.

“Pro Rata Share” means for each Selling Party, an amount equal to the amount such Selling Party would receive under the Governing Documents of the Company or the Blocker, as applicable, if the Company or the Blocker were to make a distribution to its equityholders in accordance with its Governing Documents, which calculation shall be performed in a manner that takes into account all prior amounts that were previously received by the Selling Parties in connection with this Agreement.

“Process” (or “Processing” or “Processed”) means any operation or action, or set of operations or actions, which is performed on data or information or on sets of data or information.

“Quottly Purchase Agreement” means the Stock Purchase Agreement, dated as of March 10, 2023, by and between Parchment LLC and Quottly, Inc.

“RWI Insurer” means any issuers of the main policies and any excess policies related to the RWI Policy.

“RWI Policy” means a representations and warranties insurance policy and any related excess policies issued in connection with the transactions contemplated hereby.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Export Laws (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Export Laws including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Tax” or “Taxes” means, whether disputed or not, (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of a tax imposed by a Governmental Body (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all income, capital gains, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment related tax (including employee withholding or employer payroll tax or FICA), social security, unemployment, excise, escheat, unclaimed property obligation, severance, stamp, occupation, property, alternative minimum and estimated taxes, withholding or backup withholding, severance tax, customs duties, fees and any other governmental charges in the nature of taxes, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of contract (except as provided under any credit or other commercial agreement the primary purpose of which does not relate to items described in clause (i) or (ii)), assumption, transferee liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision) or otherwise.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information), and any amendments thereof, filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes, including any amendment thereof.

“Taxing Authority” shall mean any Governmental Body having or purporting to exercise jurisdiction with respect to any Tax or Tax Return.

“Technology” means (i) Software, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, Trade Secrets and know how, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, designs and schematics and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Disbursing Agent Agreement, each of the Restrictive Covenant Agreements, the Non-Solicitation and Confidentiality Agreement, and any amendments to the foregoing.

“Unit Appreciation Rights” means awards granted pursuant to the agreements entered into by and among the Company, Parchment LLC and certain employees of the Company and its subsidiaries, that grant such employee the right to participate in the appreciation in the value of the Company through the payment of a cash payment pursuant to the terms and conditions of those agreements listed in Schedule 3.9 of the Disclosure Schedules.

“Unpaid Income Tax Amount” means the sum of the aggregate amounts of unpaid income Taxes of the Company Group for Pre-Closing Tax Periods, solely in respect of those jurisdictions in which the Company Group is currently filing Tax Returns and for which the applicable Tax Return has not been filed (or where it commenced or acquired business activities following the filing of its most recent Tax Return) with respect to income Taxes (for the avoidance of doubt, taking into account in each applicable jurisdiction any loss carryforwards or credits to the extent actually available to offset the applicable income Tax liability in such jurisdiction); provided that for purpose of calculating any such liability for Taxes in no event shall such amount be less than zero with respect to any jurisdiction, taxpaying entity or type of Tax, determined (a) by excluding any Taxes attributable to any action taken by the Purchaser or any of its Affiliates (including the Company Group) on the Closing Date after the Closing outside the ordinary course of business; (b) in accordance with the accounting methodology and the past practices (including reporting positions, elections and accounting methods) of the Company Group in preparing its Tax Return with respect to income Taxes (unless such methodology or past practices are not supported at a level of comfort that is at least “more likely than not” or are inconsistent with this Agreement); (c) by including as taxable income in the taxable period ending on the Closing Date amounts attributable to (x) any deferred revenue or prepaid amounts attributable to or arising in a Pre-Closing Tax Period and (y) any adjustments under Section 481 of the Code (or any similar or corresponding provision of state, local or foreign Law) as a result of a change in method of accounting made prior to the Closing; (d) with respect to each Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, as if the taxable year of such Subsidiary ended at the close of business on the Closing Date; (e) by disregarding any election pursuant to Section 965(h) of the Code, (f) without regard to any deferred Tax assets and liabilities; (g) by including any income Taxes payable by the Company Group and that are attributable to a direct or indirect owner of such Person in respect of such direct or indirect owner (such as Taxes payable on U.S. state composite returns or withholding pursuant to Section 1446(a) of the Code (and any similar or corresponding provision of state, local or foreign Law)); (h) on a “closing of the books” basis as if the taxable year of the Company Group ended on the Closing Date; and (i) taking into account any estimated Tax payments for, and overpayments of income Taxes applied to, in each case, Pre-Closing Tax Periods to the extent actually available to offset any such Tax liabilities in the same jurisdiction.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

2. Representations and Warranties Regarding the Blockers. The Blockers hereby represent and warrant to Purchaser that, except as set forth in the correspondingly numbered disclosure schedules attached hereto as Schedule 2 (the “Disclosure Schedules”), which exceptions shall be deemed to be part of the applicable representations and warranties made hereunder, that the following representations are true and complete.

2.1 Organization, Good Standing, Power, Qualification and Subsidiaries.

(a) Each Blocker is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Blocker has all requisite corporate authority to carry on its business as presently conducted and as proposed to be conducted. Each Blocker is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would be reasonably expected to be material to such Blocker.

(b) Except for the Blocker Owned Units, as of the Closing, each Blocker has not, does not, and will not, directly or indirectly (i) own, of record or beneficially, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person, (ii) control any other Person or (iii) have any assets or liabilities. At the Closing, each Blocker will own all of the Blocker Owned Units free and clear of all Liens (other than Permitted Liens and restrictions that may, following the Closing, be applicable on any subsequent transfer by Purchaser under applicable securities laws or under the Organizational Documents of such Blocker).

(c) Since the date of its formation, each Blocker has not carried on any business or conducted any operations other than acquiring and holding ownership (directly or indirectly) in the Company. Each Blocker does not have, nor has it ever had, any employees or independent contractors.

(d) The Blockers have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which any such Blocker is a party or any transaction contemplated hereby or thereby except as set forth in Schedule 2.1(d) of the Disclosure Schedules.

2.2 Equity Interests.

(a) (i) As of the date hereof, the number and type of Equity Interests of each Blocker held beneficially or of record by each Blocker Seller is set forth on Schedule 2.2(a)(i); (ii) as of immediately prior to the Closing, the number and type of Equity Interests of each Blocker held beneficially or of record by each Blocker Seller will be as set forth on Schedule 2.2(a)(ii); (iii) except for the Equity Interests set forth on Schedule 2.2, there will be no other Equity Interests of such Blocker outstanding; (iv) all of the issued and outstanding Equity Interests of each Blocker are, and will be at the Closing duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Liens (other than those Liens imposed by U.S. federal and state securities laws); (v) except as set forth on Schedule 2.2 of the Disclosure Schedules, there are, and there will be as of the Closing no outstanding subscriptions, options, warrants, phantom equity, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which each Blocker or Blocker Seller is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, or the value of which is measured by reference to, any Equity Interests in or to such Blocker; and (vi) except as set forth on Schedule 2.2 of the Disclosure Schedules, there are, and will be as of the Closing no agreements to which each Blocker or Blocker Seller is a party with respect to the voting of any Equity Interests of such Blocker or which restrict the transfer of any such Equity Interests. Each Blocker is not a participant in any joint venture, partnership or similar arrangement. The Blocker Equity, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws, and liens or encumbrances created by or imposed by Purchaser.

(b) As of immediately prior to the Closing, (i) each Blocker Seller will be the sole record and beneficial owner of the Blocker Equity written next to such party’s name on Schedule 1; (ii) such Blocker Equity is not, and will not be, subject to any Lien, transfer restrictions, or to any rights of first refusal of any kind, and the Blocker Seller will not have granted any rights to purchase such Blocker Equity to any other Person; (iii) all Liens, transfer restrictions, any rights of first refusal, and any similar restrictions and rights arising under such Blocker’s organizational documents as in effect prior to the Closing will have been duly waived on or prior to the Closing; and (iv) each Blocker Seller will have as of the Closing, the sole right to transfer the Blocker Equity written next to such party’s name on Schedule 1. Upon the Closing, Purchaser will receive good and valid title to such Blocker Equity, with no Liens retained, granted or permitted by the Blocker Seller. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract to which the Blocker or the Blocker Sellers are a party or pursuant to which their assets are bound, or an event that results in the creation of any Liens upon the Blocker Equity.

2.3 Authorization and Non-Contravention.

(a) All corporate or other organizational action required to be taken by the Blockers and the Blocker Sellers in order to authorize the Blockers to enter into the Transaction Agreements, has been taken or will be taken at or prior to the Closing. All action on the part of the officers, directors and stockholders of the Blockers necessary or appropriate for the execution and delivery of the Transaction Agreements and the performance of all obligations of each Blocker under the Transaction Agreements to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by each Blocker, (i) shall not violate or conflict with any of the Organizational Documents of such Blocker, (ii) shall not conflict with, result in a breach or violation of, or constitute a default under, result in the creation of any Lien on any of the Blocker Equity or assets of such Blocker, give rise to an event creating rights of acceleration, amendment, suspension, revocation, termination, modification or cancellation of, or result in a loss of rights under, any Contract to which such Blocker or such Blocker Seller are a party, subject or otherwise bound in any manner that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (iii) shall constitute valid and legally binding obligations of each Blocker and each Blocker Seller, enforceable against each Blocker and each Blocker Seller in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth in Schedule 2.3(a) of the Disclosure Schedules, no consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body, and no consent, approval of or written notice to any other third party, is required on the part of each Blocker or each Blocker Seller in connection with the consummation of the transactions contemplated by this Agreement. No Blocker is in violation of any of the provisions of its Organizational Documents in any material respect, copies of which (including all amendments thereto) have been provided to Purchaser.

(b) The Blocker Sellers have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Blocker Sellers and, assuming the due authorization, execution and delivery by Purchaser, constitutes the valid and binding obligation of the Blocker Sellers enforceable in accordance with its terms, except as such enforceability may be to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The Blocker Sellers have not at any time taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of the covenants or obligations under this Agreement. There is no proceeding pending, and to the Blocker Sellers’ knowledge, no person has threatened in writing to commence any proceeding, that may have an adverse effect on the ability of the Blocker Sellers to comply with or perform any of the covenants or obligations under this Agreement. To the Blocker Sellers’ knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

2.4 Taxes.

(a) All Tax Returns required to be filed by or on behalf of the Blockers have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). All Tax Returns filed by the Blockers are true, complete and correct in all material respects. All material Taxes due and payable (whether or not shown as due and payable on such Tax Returns) have been fully and timely paid.

(b) The Blockers have materially complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. The Blockers have materially complied with all information reporting and backup withholding requirements, in respect of payments made by the Blockers, including maintenance of required records with respect thereto.

(c) No outstanding assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of the Blockers. There are no audits, investigations, or judicial proceedings with respect to Taxes or Tax Returns of the Blockers that are being conducted or in progress, nor have the Blockers received any written notice from any Taxing Authority that such authority intends to commence such an audit, investigation or judicial proceeding.

(d) There are no Liens on the equity or assets of any Blocker relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(e) No Blocker is a party to or bound by any Tax indemnity, Tax allocation or Tax sharing agreement, other than customary indemnification provisions in commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes.

(f) Each Blocker (i) has never been a member of an affiliated group of corporations or other entities filing combined, consolidated or unitary income Tax Returns (other than a group of which such Blocker is the common parent) and (ii) is not subject to any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or otherwise by operation of Law.

(g) No Blocker has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(h) Each Blocker is classified as a subchapter C corporation for U.S. federal income Tax purposes.

2.5 Litigation. Except as set forth on Schedule 2.5 of the Disclosure Schedules, there is no claim, action, suit, proceeding, arbitration, complaint, charge, audit or investigation (“Action”) pending or to the knowledge of the Blockers, currently threatened in writing: (i) that questions the validity of the Transaction Agreements or the right of the Blockers to enter into the Transaction Agreements, or to consummate the transactions contemplated by the Transaction Agreements; or (ii) that could reasonably be expected to be, either individually or in the aggregate, material to the Company Group, taken as a whole. Neither the Blocker Sellers, the Blockers, nor, to the knowledge of the Blockers, any officers, employees or directors, as applicable, is a party to or is named in or subject to the provisions of any Order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, employees or directors, as applicable, such as would affect the Blockers or the Blocker Sellers). There is no Action by the Blockers or the Blocker Sellers pending or which the Blockers or the Blocker Sellers intend to initiate.

2.6 No Other Representations and Warranties; Non-Reliance. Notwithstanding anything to the contrary in this Agreement, the Blocker Sellers acknowledge and agree that (i) each Blocker Seller has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities, properties and business of Purchaser; (ii) the express representations and warranties set forth in Section 4 of this Agreement constitute the sole and exclusive representations and warranties of Purchaser; and (iii) other than those representations and warranties expressly set forth in Section 4 of this Agreement, neither Purchaser nor anyone on its behalf is making, and the Blocker Sellers disclaim reliance on, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, in connection with the Blocker Sellers entry into this Agreement or the Transaction.

3. Representations and Warranties of the Selling Parties and the Company Group. The Company (or solely with respect to the representations and warranties in Section 3.23, the Selling Parties) hereby represents and warrants to Purchaser, that, except as set forth in the Disclosure Schedules, which exceptions shall be deemed to be part of the applicable representations and warranties made hereunder, that the following representations are true and complete.

3.1 Organization, Good Standing, Power, Qualification and Subsidiaries.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would be reasonably expected to be material to the Company.

(b) Schedule 3.1(b) sets forth each subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”), its name, place of incorporation or organization and the jurisdictions in which that Subsidiary is duly qualified to transact business, and the number and type of its outstanding Equity Interests. The Company owns, beneficially and of record, all of the issued and outstanding Equity Interests of each Subsidiary. Each of the Subsidiaries identified on Schedule 3.1(b): (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate, or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its businesses as currently conducted, except where the failure to hold such power and authority would not be material and (iii) is licensed or qualified to do business in each jurisdiction in which its ownership of property or assets or the conduct of its businesses as currently conducted requires it to qualify, except in the case of this clause (iii) where the failure to be so qualified would not have a Material Adverse Effect. No Subsidiary of the Company is in violation of any of the provisions of its Organizational Documents in any material respect, copies of which (including all amendments thereto) have been provided to Purchaser.

(c) Except for the equity interests of PCS Intermediate Holdings, as of the Closing, the Company has not, does not, and will not, directly or indirectly (i) own, of record or beneficially, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person, (ii) control any other Person or (iii) have any assets or liabilities.

(d) Since the date of its formation, the Company has not carried on any business or conducted any operations other than acquiring and holding ownership (directly or indirectly) in PCS Intermediate Holdings. The Company does not have, nor has it ever had, any employees or independent contractors.

3.2 Equity Interests.

(a) (i) As of the date hereof, the number and type of Equity Interests of the Company (other than Units held by the Blockers) held beneficially or of record by its equityholders is set forth on Schedule 3.2(a)(i); (ii) as of immediately prior to the Closing, the number and type of Equity Interests of the Company (other than Units held by the Blockers) held beneficially or of record by its equityholders will be as set forth on Schedule 3.2(a)(ii); (iii) except for the Equity Interests set forth on Schedule 3.2, there will be no other Equity Interests of the Company outstanding; (iv) all of the issued and outstanding Equity Interests of the Company are, and will be, duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Liens (other than those Liens imposed by U.S. federal and state securities laws); (v) except as set forth on Schedule 3.2 of the Disclosure Schedules, there are, and will be, no outstanding subscriptions, options, warrants, phantom equity, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which any member of the Company Group or a Selling Party is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, or the value of which is measured by reference to, any Equity Interests in or to the Company or any of its Subsidiaries; and (vi) except as set forth on Schedule 3.2 of the Disclosure Schedules, there are, and will be, no agreements to which the Company or a Selling Party is a party with respect to the voting of any Equity Interests of the Company or which restrict the transfer of any such Equity Interests. The Company is not a participant in any joint venture, partnership or similar arrangement. The Purchased Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws, and liens or encumbrances created by or imposed by Purchaser.

(b) Schedule 3.2(b) sets forth, with respect to each Class B Unit that is outstanding as of immediately prior to the Closing: (i) the name of the holder of such Class B Unit; (ii) the total number of Class B Units held by each holder; (iii) the applicable participation threshold; (iv) the current vested status of the Class B Units; and (v) the applicable grant date.

(c) (i) each Selling Party is, and will be, the sole record and beneficial owner of the Purchased Units written next to such party’s name on Schedule 1; (ii) such Purchased Units are not, and will not be, subject to any Lien, transfer restrictions, or to any rights of first refusal of any kind, and the Selling Parties have not and will not have granted any rights to purchase such Purchased Units to any other Person; (iii) all Liens, transfer restrictions, any rights of first refusal, and any similar restrictions and rights arising under the Company’s limited liability company agreement as in effect prior to the Closing will have been duly waived on or prior to the Closing; and (iv) each Selling Party has, and will have, the sole right to transfer the Purchased Units written next to such party’s name on Schedule 1. Upon the Closing, Purchaser will receive good and valid title to such Purchased Units, with no Liens retained, granted or permitted by the Selling Parties. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a violation of, or default under, any Order or contract known to the Selling Parties, or an event that results in the creation of any Liens upon the Purchased Units.

3.3 Authorization and Non-Contravention.

(a) All corporate or other organizational action required to be taken by the Company and the Selling Parties in order to authorize the Company to enter into the Transaction Agreements, has been taken or will be taken at or prior to the Closing. All action on the part of the officers, directors and equityholders of the Company necessary or appropriate for the execution and delivery of the Transaction Agreements and the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, (i) shall not violate or conflict with any of the Organizational Documents of the Company, (ii) shall not conflict with, result in a breach or violation of, or constitute a default under, result in the creation of any Lien on any of the Equity Interests or assets of the Company, give rise to an event creating rights of acceleration, amendment, suspension, revocation, termination, modification or cancellation of, or result in a loss of rights under, any Contract to which the Company or the Selling Parties are a party, subject or otherwise bound in any manner that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (iii) shall constitute valid and legally binding obligations of the Company and the Selling Parties, enforceable against the Company and the Selling Parties in accordance with their respective terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth in Schedule 3.3(a) of the Disclosure Schedules, (i) no consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body, and (ii) no consent, approval of or written notice to the counterparties any Contracts set forth on Schedule 3.8(a) of the Disclosure Schedules, is required on the part of the Company or the Selling Parties in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Selling Parties have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Selling Parties and, assuming the due authorization, execution and delivery by Purchaser, constitutes the valid and binding obligation of the Selling Parties enforceable in accordance with its terms, except as such enforceability may be to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The Selling Parties are not and have not at any time taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of the covenants or obligations under this Agreement. There is no proceeding pending, and to the Selling Parties’ knowledge, no Person has threatened to commence any proceeding, that may have an adverse effect on the ability of the Selling Parties to comply with or perform any of the covenants or obligations under this Agreement. To the Selling Parties’ knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

3.4 Litigation. Except as set forth on Schedule 3.4 of the Disclosure Schedules, there is, and for the past three (3) years there have been, no Litigation pending or to the Company’s Knowledge, threatened: (i) that questions the validity of the Transaction Agreements or the right of the Company to enter into the Transaction Agreements, or to consummate the transactions contemplated by the Transaction Agreements; or (ii) that could reasonably be expected to be, either individually or in the aggregate, material to the Company Group, taken as a whole. Neither the Selling Parties, the Company Group, nor, to the Company’s Knowledge, any officers, employees or directors, as applicable, is a party to or is named in or subject to the provisions of any Order (in the case of officers, employees or directors, as applicable, such as would affect the Company or the Selling Parties). There is no Litigation by the Company Group or the Selling Parties pending or which the Company Group or the Selling Parties intend to initiate.

3.5 Intellectual Property.

(a) The Company and each of its Subsidiaries own, or possess sufficient legal rights to, all Company Intellectual Property used in or necessary for the conduct of its business in a manner that would not violate or infringe the rights of others. The Company or its applicable Subsidiary is the sole and exclusive owner of each item of Company Owned IP (including all Company Registered IP and all material unregistered Trademarks listed in Schedule 3.5(b) of the Disclosure Schedules), free and clear of all Liens other than Permitted Liens and non-exclusive licenses of the Company Owned IP granted to the Company’s customers in the ordinary course of business pursuant to the Company’s standard form of license. The Company Group has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement of the Company Owned IP and to retain for itself any damages recovered in any such action. The operation of the business of the Company Group as previously conducted within the past three (3) years and as currently conducted and as is currently contemplated to be conducted by the Company Group, and the design, development, use, hosting, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Company Offering, has not, does not, and will not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any Person.

(b) The Company Group has taken commercially reasonable steps consistent with customary industry practices to maintain its rights in the Company Intellectual Property and in all registrations and applications for registration of the Company Owned IP. The Company Group has taken all reasonable steps to protect the confidentiality of confidential information and Trade Secrets of the Company Group, and any third party that has provided any confidential information or Trade Secrets to the Company Group. Schedule 3.5(b) of the Disclosure Schedules lists (i) all Company Registered IP and all material unregistered Trademarks owned by the Company Group, (ii) any actions that must be taken by the Company Group within 90 days of the Closing Date with respect to any of the foregoing to continue to maintain them (or prosecute any applications for any of them), including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) any proceedings or Actions (y) that have been brought or, to the Company’s Knowledge, threatened by or against the Company or any of its Subsidiaries in the last three (3) years, or (z) pending before any court, Governmental Body, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any Subsidiary is or was a party, in each case, in which claims are or were raised relating to the validity, enforceability, scope, ownership, infringement, misappropriation, or other violation of any of the Company Intellectual Property, and, to the Company’s Knowledge, no factual or legal basis exists to bring any of the foregoing proceedings or Actions by or against the Company or any of its Subsidiaries. With respect to each item of Company Registered IP: (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, copyright, trademark or other authorities, Governmental Bodies or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered IP; (B) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); and (C) each such item is not subject to any unpaid maintenance fees or taxes. Each item of Company Registered IP is subsisting, valid, and, to the Company’s Knowledge, enforceable.

(c) All Company Owned IP is fully transferable, alienable, and licensable to any Person whatsoever by the Company Group without restriction and without payment of any kind to any third party. Neither this Agreement nor the transactions contemplated by this Agreement, will cause: (i) the Company Group to grant to any third party any right to or with respect to any Company Intellectual Property, (ii) the Company Group to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (iii) the Company Group to lose any rights in or to any Company Intellectual Property, or (iv) the Company Group to be in violation of any Contract provision (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any third party in excess of those payable by the Company Group in the absence of this Agreement or the transactions contemplated hereby. To the Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating, or in the last three (3) years, has infringed, misappropriated, or otherwise violated, any Company Intellectual Property.

(d) Each current and former employee, consultant, and other Person of or engaged by or on behalf of the Company Group has assigned to the Company Group all Intellectual Property Rights such Person owns that are related to the Company Group’s business. No such employee, consultant or other Person has any right, title, or interest in or to any such Intellectual Property. No Trade Secrets included in the Company Intellectual Property have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement. To the Company’s Knowledge, no Person is in breach of any agreement referenced in this Section 3.5(d). Except as set forth in Schedule 3.5(d) of the Disclosure Schedules, no member of the Company Group has offered, distributed, developed or otherwise made available any customized version or custom feature of any Company Software to any Person whereby the Company does not or would not own such customization and associated Intellectual Property.

(e) The Company and its Subsidiaries are in compliance with the terms and conditions of all Open Source Licenses for all Open Source Materials incorporated into Company Offerings. Neither the Company nor any of its Subsidiaries has used or distributed Open Source Materials in connection with Company Offerings in each case in such a manner that would or could: (A) require or condition a grant of rights on the disclosure or distribution in source code form of any Company Offering, Company Software, or Company Owned IP (or part thereof), (B) require or condition a grant of rights on the licensing of any Company Offering, Company Software, or Company Owned IP (or part thereof) for the purpose of making derivative works, (C)

impose any restriction on the consideration to be charged for the distribution of any Company Offering, Company Software, or Company Owned IP (or part thereof), (D) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to the Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under the Company Intellectual Property, or (E) impose any other limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company Offering or Company Intellectual Property other than the limitations applicable to the respective Open Source Materials under the corresponding Open Source License. Schedule 3.5(e) of the Disclosure Schedules lists any contributions made by the Company or any of its Subsidiaries’ to open source projects (the “Open Source Contributions”). The Company’s and each of its Subsidiaries’ participation in the Open Source Contributions has not resulted in the assignment or license of any Company Intellectual Property or Company Offering.

(f) No source code owned by the Company or any of its Subsidiaries has been disclosed, licensed, released, made available, or delivered (and no Person has agreed to disclose, release, or deliver such source code under any circumstance) to any third party who is not, as of the date of this Agreement, or was not as of the date of such disclosure, delivery, license, or provision, an employee of the Company Group. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code owned by the Company or any of its Subsidiaries be disclosed, licensed, released, made available, or delivered to any third party.

3.6 Data Privacy.

(a) The Company and its Subsidiaries are in compliance in all material respects with all Privacy Laws, Privacy Policies applicable to the Company and its Subsidiaries, and the requirements of any Contracts to which the Company Group is bound as it relates to the Processing of Personal Information (collectively, “Data Requirements”). The Company and its Subsidiaries present a Privacy Policy to their customers and end users prior to the collection of any Personal Information from them, and all Privacy Policies are and have at all times been materially accurate, consistent and complete and not misleading or deceptive (including by omission). Except as set forth on Schedule 3.6(a) of the Disclosure Schedules, in the past three (3) years, neither the Company nor any of its Subsidiaries has been subject to any Order or other written notification from a Governmental Body, or any written notices or complaints from any Person, or been the subject of any Action, or, to the Company’s Knowledge, investigation regarding non-compliance or violation of any Data Requirement. To the Company’s Knowledge, in the past three (3) years, no Person has claimed any compensation from the Company or any of its Subsidiaries for the loss of or unauthorized disclosure or transfer or Processing of Personal Information.

(b) The Company Group has implemented, complied with (in all material respects), and maintains legally compliant (in all material respects) security measures, including a written information security program designed to: (i) protect and maintain the security of any Company Data and IT Systems against any accidental, unlawful or unauthorized access, use, loss, alteration, destruction, compromise or other unauthorized disclosure of or other Processing, or access or similar or other cyber or security incidents (a “Security Incident”); and (ii) identify and address internal and external risks to the privacy and security of Company Data in their possession or control. Neither the Company, nor its Subsidiaries, nor any IT Systems, have experienced a Security Incident in the past three (3) years.

(c) All IT Systems (i) are sufficient for the current needs of the business of the Company Group, (ii) to the Company’s Knowledge, are free from any material defect, bug, virus or programming, design or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such IT System, and (iii) are subject to reasonable backup and disaster recovery plans and procedures maintained by the Company and its Subsidiaries. None of the IT Systems has been subject to any material failures, breakdowns, continued substandard performance, or other adverse events affecting any IT Systems that have not been remedied in all material respects.

3.7 Compliance with Other Instruments. The Company is not in violation or default of (i) any provisions of its Organizational Documents; or (ii) any Order. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a violation of the Organizational Documents, (ii) a violation or default under any such Order or (iii) an event which results in the creation of any Lien upon any assets of the Company or the suspension, revocation, forfeiture or nonrenewal of any permit or license applicable to the Company.

3.8 Agreements; Actions.

(a) Schedule 3.8(a) of the Disclosure Schedules sets forth all Contracts or proposed transactions to which the Company Group is a party or by which it is bound (other than the Transaction Agreements or Benefit Plans listed on Schedule 3.14(g)) that involve (i) obligations (contingent or otherwise) of, or payments to, the Company Group in excess of $500,000.00 on an annual basis, (ii) a license (A) under which the Company Group receives a right or license to use any Intellectual Property of another Person (except for (x) licenses of commonly available off-the-shelf shrink wrap or click-to-agree license of business-related software used by the Company Group in the ordinary course of business with aggregate fees of less than $500,000.00 on an annual basis, (y) licenses primarily for the provision of services (other than software development) where the granting of any non-exclusive license to use Intellectual Property in the ordinary course of business is ancillary or incidental to the transactions contemplated in such Contract, the commercial purpose of which is something other than such license, and (z) Open Source Licenses), or (B) under which any Person has obtained a right or license to use any Company Owned IP (except for non-exclusive, end-user licenses granted in the ordinary course of business to customers for non-custom Company Offerings substantially on Company Group’s standard form(s) (as such form(s) have been furnished to Purchaser) without material modification), (iii) the acquisition or development for or on behalf of the Company Group of any material Intellectual Property (other than employee invention assignment or contractor agreements executed on the Company’s standard form of agreement (as such form(s) have been furnished to Purchaser) without material modifications) or any material assets or the Equity Interests of any Person, (iv) the Company Group divesting any material Intellectual Property in the last three (3) years, (v) material limitations on the Company Group’s ability to own, disclose, license, use, or enforce any Company Intellectual Property, (vi) arising out of any dispute with respect to

Intellectual Property (including concurrent use agreements, settlement agreements, coexistence agreements, and covenant not to sue agreements), (vii) the grant by the Company Group of rights to manufacture, produce, assemble, license, market, or sell the Company Offerings to any other Person or that limit the Company Group’s exclusive right to develop, manufacture, assemble, distribute, market or sell its Company Offerings, (viii) Contracts for the lease of real property or real property interests to or by the Company Group, (ix) Contracts for Indebtedness, (x) Labor Agreements, (xi) any employment, independent contractor or consulting, deferred compensation, severance or bonus Contract with any current or former employee, officer, director or other individual service provider of the Company that (A) provides for (x) base annual cash compensation in excess of $200,000, (y) payment of any severance benefits, or (z) any change in control, retention or other payments that would be triggered solely by the consummation of the transaction or (B) cannot be terminated upon sixty days’ notice or less without further payment, liability or obligation, (xii) Contracts that are settlement or similar agreements with any Governmental Body, school districts or state department of education or pursuant to which the Company Group will have any material outstanding obligation after the date of this Agreement, (xiii) Contracts with any Governmental Body, other than customer Contracts between the Company Group and customers that are schools, colleges, universities, school districts or state departments of education, (xiv) agreements related to any completed material business acquisition by the Company or any of its Subsidiaries in the last three (3) years, (xv) (A) under which the Company or any Subsidiary has advanced or loaned money to, guaranteed an amount for the benefit of or made an investment in any Person or (B) under which any Person would be deemed to have Indebtedness to the Company in amounts in the aggregate exceeding $500,000, (xvi) a Top Customer, (xvii) a Top Vendor or (xviii) prohibitions on the Company or any Subsidiary from freely engaging in any business or competing anywhere in the world, granting most favored nation pricing or exclusive rights to a counterparty or requiring it to purchase all or substantially all of its requirements for a product or service from a particular Person.

(b) Except as set forth on Schedule 3.8(b), with respect to each such Contract required to be set forth on Schedule 3.8(a) of the Disclosure Schedules: (i) such Contract is legal, valid, binding, enforceable, free and clear of any Lien and in full force and effect; (ii) neither the Company Group, nor to the Company’s Knowledge, the other party(ies) thereto, is in breach or default, and no event has occurred, or will occur (with the delivery of notice, the passage of time or both) as a result of the transactions contemplated hereby, which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Contract; (iii) neither the Company Group, nor to the Company’s Knowledge, the other party(ies) thereto, have repudiated or threatened to repudiate any provision of such Contract, and there is no dispute pending or, to the Company’s Knowledge, threatened under any such Contract; and (iv) no such Contract would restrict in any way or require consent for Purchaser to acquire the Purchased Units and operate the business of the Company Group as it is currently being operated.

(c) Except as set forth on Schedule 3.8(c) of the Disclosure Schedules, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its Equity Interests, (ii) incurred any Indebtedness or incurred any other liabilities individually in excess of $500,000.00, (iii) made any loans or advances to any Person, other than advances for travel expenses to employees in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights. For the purposes of subsections (c) and (d) of this Section 3.8, all Indebtedness, liabilities, Contracts and proposed transactions involving the same Person (including any other Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(d) The Company Group is not a guarantor or indemnitor of any Indebtedness of any other Person.

3.9 Certain Transactions.

(a) Schedule 3.9 of the Disclosure Schedules sets forth a list of all Contracts between the Company Group and any of its equityholders, officers, directors, consultants, employees or individual service providers, as applicable, or any Affiliate thereof, excluding offer letters on the Company Group’s standard form provided to Purchaser as of the date hereof and documents on the Company Group’s standard forms provided to Purchaser as of the date hereof pertaining to Class B Units and Unit Appreciation Rights.

(b) The Company Group is not indebted, directly or indirectly, to any of its equityholders, directors, officers or employees, as applicable, or to any of their respective spouses or children or to any Affiliate of any of the foregoing, other than pursuant to Contracts listed on Schedule 3.9 of the Disclosure Schedules and in connection with expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits made generally available to all employees. None of the Selling Parties, or the Company’s directors, officers or employees, as applicable, or any member of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company Group or (ii) have any direct or indirect ownership interest in any firm or corporation with which the Company Group is affiliated or with which the Company Group has a business relationship, or any firm or corporation which competes with the Company Group except that directors, officers or employees, as applicable, of the Company Group may own stock in (but not exceeding 5% of the outstanding capital stock of) publicly traded companies that may compete with the Company Group. None of the Selling Parties or the Key Employees or any members of their immediate families or any Affiliate of any of the foregoing is, directly or indirectly, interested in any Contract with the Company Group, or has any right, title, or interest in or to assets used or owned by the Company Group. To the Company’s Knowledge, none of the Selling Parties, directors, officers or any member of their immediate families, has any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company Group’s customers, suppliers, service providers, joint venture partners, licensees or competitors.

3.10 Title to Property and Assets; Leases. The Company Group does not own any real property, nor has the Company Group ever owned any real property. Schedule 3.10 contains a true and complete list of all real property leases, subleases and occupancy agreements, together with any amendments and other agreements with respect thereto (the “Real Property Leases”), with respect to all real property leased, subleased or otherwise used or occupied by the Company or its Subsidiaries (the “Leased Real Property”). The Company has delivered to Purchaser a true and complete copy of each such Real Property Leases document. The Real Property Leases are in full force and effect, and the Company or a Subsidiary holds a valid and existing leasehold interest under each such Real Property Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws, and subject to

Permitted Liens. Neither the Company nor any Subsidiary has (i) subleased, licensed or otherwise granted any Person the right to use or occupy any portion of the Leased Real Property, or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein. All Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business as currently conducted. To the Company’s Knowledge, all improvements (if any) to be constructed on the Leased Real Property pursuant to any Real Property Lease have been completed in accordance with and currently satisfy the terms of such Real Property Lease. The Leased Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the businesses or operations of the Company or the Subsidiaries. The Company has good and valid title to, or, in the case of the Leased Real Property and assets, valid leasehold interests in, all of its respective tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Financial Statements and (ii) other than Permitted Liens. All equipment, properties and assets owned or leased by the Company Group currently in use and held for future use is (A) adequate for the conduct of the business of the Company Group as currently conducted and (B) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.11 Financial Statements; Internal Controls. The Company has delivered to Purchaser true, correct and complete copies of its audited consolidated balance sheets of PCS Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned direct Subsidiary of the Company (“PCS Intermediate Holdings”), and its subsidiaries (all of which are wholly-owned indirect Subsidiaries of the Company) and related income statements, statements of cash flow and statements of stockholders’ equity (or equivalent thereof) as of and for the years ended December 31, 2021, December 31, 2022 and its unaudited consolidated balance sheets and related income statements, statements of cash flow and statements of stockholders’ equity (or equivalent thereof) as of the eight month period ended August 31, 2023 (the unaudited balance sheet as of August 31, 2023, the “Latest Balance Sheet”, and such financial statements collectively, the “Financial Statements”). The Financial Statements (including any related notes and schedules) are accurate and complete as presented in all material respects, are based upon the books and records of PCS Intermediate Holdings, and have been prepared from and in accordance with the books of account and financial records of PCS Intermediate Holdings and the Subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as set forth on Schedule 3.11(a) of the Disclosure Schedules and that the August 31, 2023 Financial Statements are subject to normal and recurring year-end audit adjustments (none of which would reasonably be expected to be material, individually or in the aggregate). The Financial Statements fairly present the consolidated financial condition, cash flows and operating results of PCS Intermediate Holdings and its Subsidiaries (taken as whole) as of the dates, and for the periods, indicated therein. Except (a) as set forth on the face of the Latest Balance Sheet or (b) as set forth on Schedule 3.11(a) of the Disclosure Schedules, PCS Intermediate Holdings and the Subsidiaries have no liabilities or obligations, contingent or otherwise, liquidated or unliquidated, known or unknown other than liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which relates to or arises from any violation of Law, breach of Contract, tort, infringement, or misappropriation), which, in all such cases, individually and in the aggregate are not material to the consolidated financial condition and operating results of PCS Intermediate Holdings and the Subsidiaries. Except as set forth on Schedule 3.11(a) of the Disclosure Schedules, the Company, PCS Intermediate Holdings and the Subsidiaries (taken as whole) maintain and will continue to maintain a standard system of accounting established and administered to permit preparation of the financial statements in accordance with GAAP. The Company, PCS Intermediate Holdings and the Subsidiaries have established and maintain a system of internal accounting controls that are in all material respects sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP consistently applied. Neither the Company nor, to the Knowledge of the Company, any of its or its Subsidiaries’ directors, officers, auditors or independent accountants has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

3.12 Changes. Except as set forth on Schedule 3.12(a) of the Disclosure Schedules, since December 31, 2022, there has not occurred any Material Adverse Effect. Except as set forth on Schedule 3.12(b) of the Disclosure Schedules, since the date of the Latest Balance Sheet through the date hereof, neither the Company nor any of its Subsidiaries has taken, or refrained from taking, any action which, if taken or refrained from being taken after the date hereof and prior to the Closing or earlier termination of this Agreement, would be prohibited (without Purchaser’s consent) by Section 5.1.

3.13 Compliance with Laws.

(a) The Company Group is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws (including any requirements for licensure, permitting, or registration under any applicable Laws), and to the Company’s Knowledge, there are no pending legislative or regulatory initiatives or developments that would adversely affect the Company Group or its business. No investigation, audit, or review by any Governmental Body, school districts or state department of education is, or for the past three (3) years has been, pending, or to the Company’s Knowledge, has been threatened, against the Company Group.

(b) The Company Group is currently and for the past five (5) years has been in compliance with United States and foreign export, reexport, transfer, and import control Laws and regulations, including the Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations, and trade and economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State and the United Nations Security Council, and U.S. antiboycott requirements (collectively, “Export Laws”) and Anti-Corruption Laws. Without limiting the foregoing: (i) no member of the Company Group or any of its respective executive officers or directors, nor to the Knowledge of the Company, any of its respective non-executive officers, employees, agents or representatives acting on behalf of any member of the Company Group is or has in the past five (5) years (A) been a Sanctioned Person; (B) been engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (C) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Body or any other Person in violation of Anti-Corruption Laws; (ii) the Company Group is not required by Export Laws or any applicable Law of any foreign jurisdiction, in which the Company Group currently operates, to obtain export licenses or other approvals for the export of its products, services, software or technologies; (iii) there are no and have not been pending or, to the Knowledge of the Company, threatened claims or investigations of actual or potential violations against the Company Group, the Company Group has not received any notice, inquiry, or internal or external allegation, and the Company Group has not made any voluntary or involuntary disclosure, in each case, with respect to Export Laws or Anti-Corruption Laws, any of the Company Groups’ export activities, or licenses or other approvals; and (iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company Groups’ export transactions that may give rise to any future claims.

(c) The Company Group does not have and, to the Knowledge of the Company, no Selling Party, director, agent, employee or other Person associated with or acting on behalf of the Company Group and any Selling Party, has been convicted of, charged with, or, to the Knowledge of the Company, investigated for conduct that would constitute a violation of any applicable Law in any U.S. or foreign jurisdiction related to anti-corruption, bribery, money laundering, fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, referral arrangements, payoff, influence payment, financial misconduct, obstruction of an investigation, or controlled substances.

3.14 Labor and Employee Benefits Matters.

(a) As of the date hereof, the Company Group employs that number of full-time employees and part-time employees and engages that number of consultants or independent contractors as set forth on Schedule 3.14(a) of the Disclosure Schedules.

(b) To the Company’s Knowledge, none of its employees is obligated under any Contract, or subject to any Order, that would interfere with such employee’s ability to promote the interests of the Company Group or that would conflict with the Company Group’s business. Neither the execution or delivery by the Company of the Transaction Agreements, nor the carrying on of the Company Group’s business by the employees of the Company Group, nor the conduct of the Company Group’s business, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant or instrument under which any employee is now obligated.

(c) The Company Group is not delinquent in payments to any of its current or former employees, consultants or independent contractors for any wages, salaries, settlements, commissions, bonuses, termination payments, fees or other compensation for any service performed for it or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company Group has complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment and labor, including those related to terms and conditions of employment, health and safety, wages, hours, the proper classification and treatment of workers for all applicable purposes (including exempt and non-exempt employees, independent contractors, leased employees and other non-employee service providers), immigration (including Forms I-9 and work visas), discrimination, harassment, retaliation, plant closures and layoffs (including the WARN Act), workers’ compensation, unemployment insurance, and labor relations and collective bargaining. The Company Group has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from current and former employees and independent contractors of the Company Group and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) To the Company’s Knowledge, no Key Employee or other employee with annual base cash compensation in excess of $175,000 intends to terminate employment with the Company Group or is otherwise likely to become unavailable to continue as a Company Employee within six (6) months following the Closing. To the Company’s Knowledge, the Company Group does not have a present intention to terminate the employment of any employee. Except as required by Law: the employment of each employee of the Company Group is terminable at the will of the Company Group and, upon termination of the employment of any such employees, no severance will become due. Except (i) as disclosed on Schedule 3.14(d) of the Disclosure Schedules and (ii) statutory benefits to non-U.S. employees provided pursuant to applicable Law, the Company Group has no contractual obligation to pay severance or any form of severance compensation in connection with the termination of employment services.

(e) To the Company’s Knowledge, the Company Group has reasonably investigated all sexual harassment, or other material harassment, discrimination or retaliation allegations made within the last three (3) years against any officers, directors, partners or employees of the Company Group with respect to which the Company has Knowledge and which such allegations were related to the Company Group. With respect to each such allegation (except those the Company Group reasonably deemed to not have merit), the Company Group does not anticipate any material liability and has taken corrective action reasonably calculated to prevent further improper action.

(f) None of the Company Group, the Selling Parties or, to the Company’s Knowledge, any Key Employee has made to any officer, employee, manager, director or consultant, as applicable, any representations regarding equity incentives or other rights to or in respect of any Equity Interests in the Company.

(g) Schedule 3.14(g) of the Disclosure Schedules sets forth each material Benefit Plan. For purposes of this Agreement, a “Benefit Plan” is each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and each other benefit or compensation plan, program, contract, policy, agreement or arrangement, in each case that is maintained, sponsored, contributed to, or required to be contributed to by any member of the Company Group or under or with respect to which any member of the Company Group has any current or contingent liability or obligation.

(h) No Benefit Plan is and no member of the Company Group sponsors, maintains, contributes to, or has any current or contingent liability or obligation (including on account of an ERISA Affiliate) with respect to any: (A) “multiemployer plan” (as defined in Section 3(37) of ERISA); (B) plan subject to Section 412 of the Code or Title IV of ERISA; or (C) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code. No Benefit Plan is, and no member of the Company Group maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company Group has in all material respects timely made or properly accrued all required contributions or payments with respect to each Benefit Plan. No Benefit Plan provides, and no member of the Company Group has any obligation or liability to provide, for post-employment, post-ownership, or post-service health or other welfare benefits, other than (i) as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or other applicable state Law, or (ii) through the end of the month in which termination of employment occurs as specified in the terms of the applicable Benefit Plan. In all material respects, each Benefit Plan is and has been established, maintained, funded, operated and administered in accordance with its terms and in compliance with all applicable Laws. Without limiting the generality of the foregoing, with respect to each Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Non-U.S. Plan”): (x) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, and (y) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

(i) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Services, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Benefit Plan. No member of the Company Group has incurred (whether or not assessed) or reasonably expects to incur any material Tax or penalty under Sections 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code or Sections 409 or 502 of ERISA. There are no pending or threatened Claims or other disputes on behalf of or relating to a Benefit Plan (other than routine claims for benefits).

(j) Except as disclosed Schedule 3.14(j) of the Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the Transaction contemplated thereby, either alone or in combination with any other event, could expected to: (i) entitle any current or former employee, officer, director or other individual service provider of the Company (or any dependent or beneficiary thereof) to any compensatory payment of or increase in compensation or benefits (whether in cash, property or the vesting of property); (ii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iii) restrict the ability of the Company to merge, amend or terminate any Benefit Plan; or (iv) result in the forgiveness of any employee or service provider loan.

(k) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.

(l) The Company Group is not bound by, party to, or subject to (and none of its assets or properties is bound by or subject to) any Labor Agreement; and no labor union has requested or, to the Knowledge of the Company, represents or has sought to represent any of the employees, representatives or agents of the Company Group. In the past three (3) years, there has been no strike or other labor dispute involving the Company Group pending or to the Knowledge of the Company, threatened, nor is the Company Group aware of any labor organization activity involving its employees. The Company Group has no legal or contractual requirement to provide notice or information to, bargain with, consult with, or obtain consent from, any labor union, works council or other labor organization which represents any employee of the Company Group, or any applicable labor tribunal, in connection with the Transaction.

(m) All outstanding Class B Units (A) are intended to qualify as “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, Internal Revenue Service Notice 2005-43, or any future Internal Revenue Service guidance, (B) are subject to a distribution threshold equal to, in the determination of the Company’s Board of Managers, a $0 liquidation value on the date of grant, (C) have been granted in accordance with the terms of the Company’s equity plan and the applicable award agreement, and (D) are the subject of a valid and timely election under Section 83(b) of the Code for such Class B Unit.

3.15 Insurance. Schedule 3.15 of the Disclosure Schedules lists all of the insurance policies of the Company Group (other than policies constituting Benefit Plans listed on Schedule 3.14(g)). All premiums due and payable under such policies have been paid (or, if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company Group is otherwise in material compliance with the terms of such policy. All such policies are in full force and effect. In the last three (3) years, neither the Company nor any Subsidiary has received any notice of cancellation relating to any such insurance policies outside of cancellations due to expiration or non-renewal of such insurance policies, and there are no material claims pending under any such insurance policies for which coverage has been denied by the applicable insurance carrier (other than pursuant to a customary reservation of rights notice).

3.16 Taxes.

(a) All Tax Returns required to be filed by or on behalf of the Company Group have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). All Tax Returns filed by the Company Group are true, complete and correct in all material respects. All material Taxes due and payable (whether or not shown as due and payable on such Tax Returns) have been fully and timely paid.

(b) The Company Group has materially complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. The Company Group has materially complied with all information reporting and backup withholding requirements, in respect of payments made by the Company Group, including maintenance of required records with respect thereto.

(c) No outstanding assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of the Company

Group. There are no audits, investigations, or judicial proceedings with respect to Taxes or Tax Returns of the Company Group that are being conducted or in progress, nor has the Company Group received any written notice from any Taxing Authority that such authority intends to commence such an audit, investigation or judicial proceeding.

(d) No member of the Company Group has requested or executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Taxes, in each case which period has not since expired, other than customary extensions of time automatically granted for filing Tax Returns.

(e) No written claim has been made by any Taxing Authority in a jurisdiction where a member of the Company Group does not file Tax Returns that such Person is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No member of the Company Group is subject to Tax in any country (other than its place of incorporation or formation) by virtue of (i) having a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), place of business, or other taxable presence in such country, or (ii) having a source of income in such country.

(f) There are no Liens on the equity or assets of any member of the Company Group relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(g) The Company Group is not a party to any contract that, individually or collectively with any other payment or benefit, could reasonably be expected to give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

(h) The Company Group is not a party to or bound by any Tax indemnity, Tax allocation or Tax sharing agreement, other than customary indemnification provisions in commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes.

(i) Each member of the Company Group (i) has never been a member of an affiliated group of corporations or other entities filing combined, consolidated or unitary income Tax Returns (other than a group of which a member of the Company Group is the common parent), and (ii) is not subject to any liability for the Taxes of any Person under Treasury Regulations Section 1.1502‑6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or otherwise by operation of Law.

(j) Each member of the Company Group has (i) properly collected and remitted all sales, use, value added, goods and services, and similar Taxes with respect to sales made or services provided to its customers, or with respect to purchases of goods or services from its vendors and other third parties and (ii) for all sales or services that are exempt from sales, use, value added, goods and services, or similar Taxes, or that were made without charging or remitting any such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(k) No member of the Company Group, Purchaser, or any of their respective Affiliates will be required to include any income in, or exclude any deduction from, taxable income or pay any Taxes in any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in or use of an improper method of accounting or any adjustment pursuant to Code Section 481 (or any corresponding or similar provision of state, local or foreign Laws), in each case, for a Pre-Closing Tax Period, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Laws) executed on or prior to the Closing Date, (iii) installment sale, open transaction, or similar disposition made on or prior to the Closing Date, (iv) any intercompany transaction occurring at or prior to the Closing Date or excess loss account in existence at the Closing Date described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law), or (v) any prepaid amount, advanced amount or deferred revenue received or accrued on or prior to the Closing Date.

(l) The Company is, and has at all times since its formation been, properly treated as a partnership for U.S. federal (and applicable state and local) income Tax purposes. Schedule 3.16(l) of the Disclosure Schedules sets forth the classification of each Subsidiary of the Company for U.S. federal (and applicable state and local) income tax purposes.

(m) No election has been made or other action has been taken to cause the Partnership Tax Audit Rules to apply to the Company or any Subsidiary of the Company at any earlier date than is required by Law.

3.17 Permits. Schedule 3.17 of the Disclosure Schedules sets forth all material franchises, permits, licenses and any similar authority (collectively, “Permits”) necessary for the conduct of the Company’s business. The Company Group validly holds all Permits, except for such Permits, the failure of which to be in the possession of, would not be reasonably expected to be material to the Company Group, and is not in default in any material respect under any of such Permits, nor has it received in writing any notice of any claim of default, with respect to any such Permits.

3.18 Corporate Documents. The Organizational Documents of the Company are in the form provided to Purchaser. The copy of the minute books of the Company provided to Purchaser contains minutes of all meetings of the stockholders and directors, as applicable, and all actions by written consent without a meeting by the stockholders and directors, as applicable, and accurately reflects all actions by the stockholders and directors, as applicable with respect to all transactions referred to in such minutes.

3.19 Environmental and Safety Laws. The Company Group is in compliance with all material Environmental Laws. To the Knowledge of the Company, there are no material environmental liabilities nor is there any reasonable basis for any environmental liabilities that would be imposed against or incurred by the Company Group. The Company Group has made available to Purchaser all environmental, health or safety assessments, reports and material documents relating to the Company Group’s current or former operations or facilities that are in its possession.

3.20 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which the Company is a party or any transaction contemplated hereby or thereby except as set forth in Schedule 3.20 of the Disclosure Schedules.

3.21 Customers and Suppliers. Schedule 3.21 of the Disclosure Schedules sets forth (i) the twenty (20) largest customers and the amount of sales to such customers of the Company and its Subsidiaries for the twelve (12) month period ending December 31, 2022 and the eight month period ending on the date of the Latest Balance Sheet (each a “Top Customer”) and (ii) the ten (10) largest vendors (including independent contractors) and the amount of purchases from such vendors of the Company and its Subsidiaries for the twelve (12) month period ending December 31, 2022 and the eight month period ending on the date of the Latest Balance Sheet (each, a “Top Vendor”). Since December 31, 2022, no such Top Customer or Top Vendor has provided the Company notice that it will discontinue doing business with the Company or its Subsidiaries, or reduce, or detrimentally modify the terms of, the business that it conducts with the Company and its Subsidiaries.

3.22 No Other Representations and Warranties; Non-Reliance. Notwithstanding anything to the contrary in this Agreement, the Selling Parties and the Company acknowledge and agree that (i) each Selling Party and the Company have conducted to their satisfaction an independent investigation of the financial condition, operations, assets, liabilities, properties and business of the Purchaser; (ii) the express representations and warranties set forth in Section 4 of this Agreement constitute the sole and exclusive representations and warranties of the Purchaser; and (iii) other than those representations and warranties expressly set forth in Section 4 of this Agreement, neither the Purchaser nor anyone on its behalf is making, and the Selling Parties and the Company disclaim reliance on, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, in connection with the Selling Parties and the Company entry into this Agreement or the Transaction.

3.23 Selling Parties. Each Selling Party hereby represents and warrants to Purchaser that:

(a) To the extent such Selling Party is an entity, such Selling Party (i) is duly organized, validly existing and in good standing under the Laws of its applicable state of organization, (ii) has all requisite organizational authority to carry on its business as presently conducted, (iii) has taken all organizational action required to be taken by such Selling Party in order to authorize such Selling Party to enter into this Agreement, and (iv) has taken all action on the part of the officers, directors, managers and equityholders of such Selling Party necessary or appropriate for the execution and delivery of this Agreement and the performance of all obligations of such Selling Party to be performed hereunder, (v) this Agreement, when executed and delivered by such Selling Party, shall not violate or conflict with any of the Organizational Documents of such Selling Party. This Agreement, when executed and delivered by such Selling Party (i) shall not conflict with, result in a breach or violation of, or constitute a default under, result in the creation of any Lien on any of the Purchased Units owned by such Selling Party or assets of such Selling Party, give rise to an event creating rights of acceleration, amendment, suspension, revocation, termination, modification or cancellation of, or result in a loss of rights under, any Contract to which such Selling Party is a party, subject or otherwise bound in any manner that could reasonably be expected to, either individually or in the aggregate, affect such Selling Party’s performance under this Agreement or the consummation of the Transaction and (ii) shall constitute valid and legally binding obligations of such Selling Party, enforceable against such Selling Party in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body, and no consent, approval of or written notice to any other third party, is required on the part of such Selling Party in connection with the consummation of the transactions contemplated by this Agreement.

(b) There is no proceeding pending, and to the such Selling Party’s knowledge, no person has threatened in writing to commence any proceeding, that may have an adverse effect on the ability of such Selling Party to comply with or perform any of the covenants or obligations under this Agreement. To such Selling Party’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

(c) (i) Such Selling Party is, and will be, the sole record and beneficial owner of the Purchased Units written next to such Selling Party’s name on Schedule 1; (ii) such Purchased Units owned by such Selling Party are not, and will not be, subject to any Lien, transfer restrictions, or to any rights of first refusal of any kind, and such Selling Party has not and will not have granted any rights to purchase such Purchased Units to any other Person; and (iii) such Selling Party has, and will have, the right to transfer the Purchased Units written next to such party’s name on Schedule 1.

(d) Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 3.23 constitute all of the representations and warranties of the Selling Parties (other than the Seller Representative) and the Selling Parties (other than the Seller Representative) hereby disclaim all other representations and warranties.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company Group and the Selling Parties that the following representations are true and complete as of the Closing Date:

4.1 Organization, Good Standing, Qualification and Power. Purchaser has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and has all requisite authority to carry on its business as presently conducted. Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be material to Purchaser.

4.2 Authorization. Purchaser has full power and authority to enter into the Transaction Agreements to which it is a party. The Transaction Agreements to which Purchaser is a party, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. As of the date this Agreement is executed, Purchaser has the financial wherewithal to comply with all its obligations under this Agreement, including without limitation the payment of the Purchase Price, and has no knowledge of any circumstance or set of circumstances that could render it unable to pay the Purchase Price.

4.3 Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Selling Parties, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Purchased Units to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchased Units.

4.4 Restricted Securities. Purchaser understands that the Purchased Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the Purchased Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Purchased Units indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Purchased Units for resale. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Units, and on requirements relating to the Company which are outside of Purchaser’s control and which the Company is under no obligation and may not be able to satisfy.

4.5 No Public Market. Purchaser understands that no public market now exists for the Purchased Units, and that the Company has made no assurances that a public market will ever exist for the Purchased Units.

4.6 Legends. Purchaser understands that the Purchased Units and any securities issued in respect of or in exchange for the Purchased Units, if certificated, may bear one or all of the following legends:

(a) “THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Purchased Units represented by the certificate so legended.

4.7 Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Purchaser understands that neither the U.S. Securities and Exchange Commission nor any other federal, state or non-U.S. agency has recommended, approved or endorsed the purchase of the Purchased Units as an investment or passed on the accuracy or adequacy of the information set forth in this Agreement or any other documents used in connection with the transactions contemplated hereby. Purchaser has relied on his, her or its own examination of the Company, including the merits and risks involved with its acquisition of the Purchased Units, and Purchaser has obtained, in the judgment of Purchaser, sufficient information to evaluate the merits and risks of an investment in the Company. Furthermore, Purchaser has been afforded an opportunity to ask questions of, and receive answers from, the Company in connection with its acquisition of the Purchased Units.

4.8 Sufficient Funds. At the Closing, Purchaser will have sufficient available funds to pay (i) the Estimated Purchase Price, (ii) all fees, costs, expenses and other amounts required to be paid by Purchaser pursuant to this Agreement at the Closing, and (iii) all other amounts required to be paid on the Closing Date in connection with the consummation of the Transaction contemplated by this Agreement. Purchaser’s obligations under this Agreement, including to consummate the transactions to be consummated pursuant to this Agreement, are not in any way conditioned upon Purchaser’s or any other Person’s ability to obtain any financing.

4.9 Litigation. As of the date hereof, there are no pending or, to Purchaser’s knowledge, threatened in writing Claims against or affecting Purchaser at law or in equity, or before or by any Governmental Body, which would affect Purchaser’s performance under this Agreement or the consummation of the Transaction.

4.10 Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company. Purchaser is Solvent as of the date of this Agreement, and Purchaser, the Company and the Subsidiaries (on a consolidated basis) will, after giving effect to the Transaction, including the payment of all amounts required to be paid in connection with the consummation of the Transaction or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Sections 2 and 3 are true and correct in all material respects as of the date of this Agreement, be Solvent at and after the Closing. As used in this Section 4.10, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Purchaser and, after the Closing, the Company and the Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Purchaser and, after the Closing, the Company and the Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Purchaser has and, after the Closing, the Company and the Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.10, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.11 CFIUS. Purchaser is not a foreign person, as defined in 31 C.F.R. § 800.224. Purchaser further represents that the transaction contemplated by this Agreement will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Company, and does not constitute direct or indirect investment in the Company by any foreign person that affords the foreign person with any of the access, rights or involvement contemplated under 31 C.F.R. § 800.211(b).

4.12 Brokers’ and Finders’ Fees. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which Purchaser is a party or any transaction contemplated hereby or thereby.

4.13 Due Diligence Investigation.

(a) Purchaser has had an opportunity to discuss the business, management, operations and finances of the Company Group with its officers, directors, managers, employees, agents, Representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company Group. Purchaser has conducted to its satisfaction, its own independent investigation of the conditions, operations and business of the Company Group and, in making its determination to proceed with the transactions contemplated by this Agreement and the Transaction Agreements, Purchaser has relied on the results of its own independent investigation. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and the Transaction Agreements, Purchaser has relied solely upon the representations and warranties of the Selling Parties and the Company set forth in Section 3 (and acknowledges that such representations and warranties are the only representations and warranties made by the Company as may be modified by the Disclosure Schedule), the representations and warranties of the Blockers set forth in Section 2, the representations and warranties of the Seller Representative set forth in Section 6.5 and the representations and warranties set forth in any ancillary documents or agreements delivered in connection with the Transaction contemplated hereby and has not relied upon any other information provided by, for or on behalf of any of the Company Group, the Blockers or the Selling Parties, or their respective agents or Representatives, to Purchaser in connection with the transactions contemplated by this Agreement and the Transaction Agreements. Purchaser has entered into the transactions contemplated by this Agreement and the Transaction Agreements with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Company Group.

(b) In connection with Purchaser’s investigation of the Company Group, Purchaser may have received projections, including projected statements of operating revenues and income from operations of the business, the Company Group and certain business plan information. Purchaser acknowledges that there are significant uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans. Accordingly, no representation or warranty is made with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans.

4.14 No Other Representations and Warranties; Non-Reliance. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that (i) Purchaser has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities, properties and business of the Blockers, the Company and its Subsidiaries; (ii) the express representations and warranties set forth in Sections 2, 3 and 6.5 of this Agreement, and the representations and warranties set forth in any ancillary documents or agreements delivered in connection with the Transaction contemplated hereby, constitute the sole and exclusive representations and warranties of the Blockers and the Company Group; and (iii) other than those representations and warranties expressly set forth in Sections 2, 3 and 6.5 of this Agreement, neither the Blockers, the Company nor anyone on its behalf is making, and Purchaser disclaims reliance on, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, in connection with Purchaser’s entry into this Agreement or the Transaction.

5. Pre-Closing Covenants.

5.1 Conduct of Business. From the date of this Agreement through the Closing, except as would constitute a violation of applicable Law, as expressly contemplated by this Agreement or as consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied; provided that Purchaser shall be deemed to have consented if Purchaser does not respond in writing within five (5) Business Days after a written request for such consent is delivered to Purchaser by the Company or a Blocker), each of the Blockers and the Company:

(a) shall, and shall cause its subsidiaries to, (i) operate its business in the ordinary course and substantially in accordance with past practice and (ii) use commercially reasonable efforts to maintain in effect its good will and its relationships with employees and business relations; provided, that, for the avoidance of doubt, the Company and the Blockers shall not be obligated to use commercially reasonable efforts to take or cause its Subsidiaries to use commercially reasonable efforts to take, and shall not be deemed to be in breach of this Section 5.1(a) for failing to take or cause any of its subsidiaries to take, any action that is expressly restricted by Section 5.1(b);

(b) shall not, and shall not permit any of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement:

(i) (A) change or amend the Organizational Documents of the Blockers, the Company or any of its subsidiaries, except as otherwise required by Law; or

(B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity securities of the Blockers, the Company or any of its subsidiaries;

(ii) make or declare any dividend or distribution to the stockholders of the Blockers or the Company, except for dividends or distributions of cash or cash equivalents, in each case, made prior to the Closing Date;

(iii) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties (other than Intellectual Property), except for sale of obsolete assets;

(iv) (A) sell, assign, transfer, convey, license, lease, abandon, permit to lapse, or otherwise encumber or dispose of any material Intellectual Property, except non-exclusive licenses of the Company Owned IP granted in the ordinary course of business to (1) the Company’s customers for use of a Company Offering or (2) service providers as necessary to provide services to the Company, (B) disclose to any Person (other than pursuant to a written confidentiality and non-disclosure agreement) or, allow to fall into the public domain any Trade Secrets or material confidential information, or (C) disclose any source code (other than any disclosure to an employee or contractor developing software for the Company Group pursuant to a written confidentiality and non-disclosure agreement);

(v) make any material or adverse change to the operation or security of any IT System or the Company’s or any of its Subsidiaries’ respective rules, policies, or procedures with respect to Data Requirements or Personal Information (including the Processing thereof), except to the extent required by applicable Law;

(vi) acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(vii) (A) modify, extend, terminate or enter into any Labor Agreement or recognize or certify any labor union, works council or other labor organization or group of employees as the bargaining representative for any employees of the Company Group; (B) implement or announce any employee layoffs, plant closings or other actions that could reasonably be expected to trigger notice obligations under the WARN Act; or (C) affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(viii) (A) establish, adopt, amend or terminate any Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Benefit Plan if in effect on the date hereof; (B) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current or former employees, officers, directors or other service providers of the Company, including under any Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement; or (C) grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any of the current or former employees, officers, directors or other individual service providers of the Company (or any of their respective dependents or beneficiaries), in each case, other than (x) in the ordinary course of business for employees with aggregate annual cash compensation that is not reasonably expected to exceed $175,000 after giving effect to any such increase or (y) as required by appliable Law or the terms of a Benefit Plan set forth on Schedule 3.14(g).

(ix) (A) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any current or former employee, officer, director or other service provider of the Company whose annualized cash compensation opportunities could exceed $175,000; or (B) terminate any employee, officer, director or other service provider of the Company other than for cause, whose annualized cash compensation opportunities could exceed $175,000;

(x) make any loans or advances of money to any Person (other than the Company and its subsidiaries), except for (A) loans made pursuant to an employee benefit plan or advances to employees or officers of the Company or any of its subsidiaries for expenses or (B) trade credit that is not material to the Company Group taken as a whole, in each case, incurred in the ordinary course of business;

(xi) (A) make, change, revoke, or otherwise modify any material Tax election; (B) file any amended Tax Return; (C) prepare, file, or take any position on any Tax Return inconsistent with past practice (unless otherwise required by applicable Law); (D) adopt, change, or otherwise modify any Tax accounting periods or any Tax accounting methods; (E) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, Action, assessment, adjustment, or proposed adjustment; (F) consent to any waiver or extension of any applicable statute of limitations with respect to Taxes (other than customary extensions of time automatically granted for filing Tax Returns); (G) surrender any right to claim any Tax refund; (H) participate in, initiate any discussion with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Taxing Authority; (I) fail to pay any material Tax that becomes due and payable (including any estimated Tax payments or Tax installments); or (J) enter into any closing agreement with respect to any Taxes;

(xii) (A) undertake any capital expenditure exceeding $250,000 in the aggregate in excess of the budgeted amount for capital expenditures provided to Purchaser (or its representatives) prior to the date hereof or (B) fail to make capital expenditures in accordance with the budget;

(xiii) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case;

(xiv) intentionally delay or postpone payment of any accounts payable or commissions or any other liability or obligation, or enter into any agreement with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation, or accelerate sales or the collection (or discount) of any accounts or notes receivable other than in the ordinary course of business;

(xv) adopt or change accounting methods, practices, policies, principles or systems of internal accounting controls other than as required by GAAP or applicable Law;

(xvi) (A) enter into, extend, amend or modify, transfer or terminate any Contract, other than in the ordinary course of business, that, if entered into immediately prior to the execution of this Agreement, would have been a Contract required to be set forth on Schedule 3.8(a) or (B) waive any right of value under any Contract that, if in effect on the date this Agreement, would have been a Contract required to be set forth on Schedule 3.8(a);

(xvii) enter into, extend, amend or modify, transfer or terminate any customer Contract providing for annual payments in excess of $150,000 (other than any Contract executed on the Company’s standard form of agreement (as such form(s) have been furnished to Purchaser prior to the date hereof) and with pricing consistent with the Company’s past practices); or

(xviii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.1(b).

(c) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, any right to control or direct the operations of the Blockers, the Company and its subsidiaries prior to the Closing.

5.2 HSR Act; FIRB.

(a) Subject to the further subsections of this Section 5.2, each party shall use its respective reasonable best efforts to obtain all waivers, Permits, consents, approvals or other authorizations from any (a) Governmental Body, and to effect all registrations, filings and notices with or to any Governmental Body, as may be required for such party, and (b) third parties; in each case, as necessary to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws.

(b) In furtherance and not in limitation of the foregoing, each of the Company and Purchaser shall use their reasonable best efforts to: (i) promptly, but in no event later than ten (10) Business Days after the execution of this Agreement, file all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the transactions contemplated by this Agreement; and shall use its respective reasonable best efforts to as promptly as reasonably practicable cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) as promptly as reasonably practicable make all filings, and use reasonable best efforts to timely obtain the FIRB Approval; (iii) as promptly as reasonably practicable make an appropriate response to any request for information by the DOJ or the FTC under the HSR Act or by any other Governmental Body under any other applicable Antitrust Laws in connection with the transactions contemplated by this Agreement; and (iv) use reasonable best efforts to take, as promptly as reasonably practicable, all other actions of such Party reasonably necessary or appropriate in connection with the HSR Act for the purpose of consummating and effectuating the transactions contemplated by this Agreement; provided, that notwithstanding anything to the contrary in this Agreement, with respect to the matters described in this Section 5.2, Purchaser shall not be required to (or cause or consent to), and the Company shall not, without Purchaser’s prior written consent, sell, divest, license, or hold separate any material assets or businesses of any Person, or accept any material restriction on Purchaser’s freedom of action with respect to any such assets or business, or agree to do any of the foregoing.

(c) Without limiting the generality of anything contained in this Section 5.2, each Party hereto shall use its respective reasonable best efforts to (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, Action or legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body regarding the transactions contemplated by this Agreement, or regarding any such request, inquiry, investigation, Action or legal proceeding, and provide a copy of all written communications, and (iv) pull and re-file any notice under the HSR Act only if the other Parties agree in writing. Subject to applicable Law, in advance and to the extent reasonably practicable, each of Purchaser or the Company, as the case may be, will consult the other on all material information relating to Purchaser or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Body in connection with the transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Purchaser or the Company, as the case may be; provided, however, that information may be provided on an outside counsel-only basis. In addition, except as may be prohibited by any Governmental Body or by any applicable Law, in connection with any such request, inquiry, investigation, Action or legal proceeding in respect of the transactions contemplated by this Agreement, each Party hereto will permit authorized representatives of the other Party to be present at each substantive meeting or conference relating to such request, inquiry, investigation, Action or legal proceeding and to have reasonable access to and to the extent reasonably practicable to be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, Action or legal proceeding.

(d) In the event that any Litigation or other administrative or judicial Action or legal proceeding is commenced challenging the transactions contemplated by this Agreement and such Litigation, Action or legal proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the transactions contemplated by this Agreement, Purchaser shall use its reasonable best efforts to take any and all reasonable action to resolve any such Litigation, Action or legal proceeding, and each of the Company and Purchaser shall cooperate with each other and use its respective reasonable best efforts to contest any such Litigation, Action or legal proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Purchaser shall not and shall not permit its respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition or agreement would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the transactions contemplated by this Agreement.

(f) This Section 5.2, and not any other provision of this Agreement, provides the sole and exclusive obligations of the parties to this Agreement and their respective Affiliates with respect to seeking and obtaining approvals under or pursuant to applicable Antitrust Laws and Foreign Investment Laws.

5.3 Confidentiality. Prior to the Closing, each party hereto agrees not to disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, (i) a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors, and to any Governmental Body or administrative agency to the extent necessary or advisable in compliance with applicable Law and (ii) Purchaser may disclose any information concerning the transactions contemplated by this Agreement which it deems appropriate in its reasonable judgement in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews. The Parties understand and agree that Purchaser or its Affiliates intend to publicly disclose the existence and terms of this Agreement and the transactions contemplated hereby subsequent to the execution of this Agreement. Purchaser and the Company shall remain bound by that certain Confidentiality Agreement, dated as of May 2, 2022, as amended by the Amendment, dated as of August 2, 2023 (the “Confidentiality Agreement”) and it shall be responsible for any breaches of the Confidentiality Agreement by any of Purchaser’s representatives.

5.4 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made, except as required by applicable Law, without the joint approval of Purchaser, the Blockers and the Company; provided, however, that, notwithstanding anything to the contrary in this Agreement, (a) any Selling Party which is a private equity sponsor or similar financial firm shall have the right to (i) communicate and discuss with, and disclose the terms of the Agreement and the transactions contemplated hereby to, its Affiliates and its and its Affiliates’ officers, directors, principals, partners, agents, existing and prospective partners, members, stockholders or investors, auditors, advisors, bankers, counsel and other representatives (the “Permitted Parties”) as necessary in connection with their customary reporting activities (so long as such Permitted Parties agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential) and (ii) after the Closing, disclose any information concerning the transactions contemplated by this Agreement which it deems appropriate in its reasonable judgement; provided, that, such Selling Party shall to the extent reasonably practicable provide drafts of any written public disclosures to Purchaser in advance of their release and consider any comments timely proposed by Purchaser in good faith unless such public disclosure (x) is consistent with previous public disclosures that Purchaser had an opportunity to review or (y) relates to a dispute among the parties and (b) Purchaser may disclose any information concerning the transactions contemplated by this Agreement which it deems appropriate in its reasonable judgement in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided, that, Purchaser shall to the extent reasonably practicable provide drafts of any written public disclosures to the Company in advance of their release and consider any comments timely proposed by the Company in good faith unless such public disclosure (i) is consistent with previous public disclosures that the Company had an opportunity to review or (ii) relates to a dispute among the parties.

5.5 Financing Cooperation Covenant. Prior to the Closing Date, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries and Affiliates to, and will use its reasonable best efforts to cause its and their respective officers, directors and equityholders to, in each case at Purchaser’s sole expense, provide Purchaser with all cooperation necessary or otherwise reasonably requested by Purchaser to assist Purchaser in obtaining, arranging and syndicating the Debt Financing for the purpose of funding the Estimated Purchase Price.

5.6 401(k) Plan. If requested by Purchaser no later than ten (10) Business Days prior to the Closing, the applicable member of the Company Group shall adopt written resolutions to terminate the Company Group’s 401(k) plan effective as of the Business Day preceding the Closing Date. The Company Group shall provide Purchaser with an advance copy of such proposed resolutions and a reasonable opportunity to comment thereon prior to adoption or execution.

5.7 Officers’ and Directors’ Indemnification.

(a) In the event any threatened or actual Claim against a director, officer, fiduciary or agent of the Company or its Subsidiaries (the “D&O Indemnified Parties”) is, or is threatened to be, made against a D&O Indemnified Party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, fiduciary or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Closing, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that, for a period of six (6) years following the Closing, Purchaser and, after the Closing, the Company and its Subsidiaries, shall indemnify and hold harmless, as and to the full extent permitted by the Organizational Documents of the Company and its Subsidiaries as in effect on the date hereof, each D&O Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such Claim, and in the event of any such Claim (whether asserted or arising before or after the Closing), (A) Purchaser and, after the Closing, the Company and its Subsidiaries, shall promptly pay expenses incurred by each D&O Indemnified Party as the same are incurred in advance of the final disposition of any Claim to such D&O Indemnified Party to the extent required by the Organizational Documents of the Company and its Subsidiaries as in effect on the date hereof, (B) the D&O Indemnified Parties may retain counsel satisfactory to them, and Purchaser and, after the Closing, the Company and its Subsidiaries, shall pay all fees and expenses of such counsel for the D&O Indemnified Parties within fifteen (15) days after statements therefor are received, and (C) Purchaser and, after the Closing, the Company and its Subsidiaries, will use their respective reasonable best efforts to assist in the vigorous defense of any such matter;

provided, however, that Purchaser and, after the Closing, the Company and its Subsidiaries, shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any D&O Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such Claim, shall notify as promptly as practicable Purchaser and, after the Closing, the Company and its Subsidiaries; provided, however, that the failure to so notify shall not affect the obligations of Purchaser and, after the Closing, the Company and its Subsidiaries, except to the extent such failure to notify materially prejudices such party.

(b) Purchaser agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, fiduciary and agent of the Company and the Subsidiaries provided for in their respective Organizational Document as of the date hereof shall continue in full force and effect for a period of six (6) years following the Closing Date.

(c) At the Closing, the Company shall purchase (at the expense of Purchaser) an extended period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s and the Subsidiaries’ directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Purchaser shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d) The obligations under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.7 applies without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7 and shall be entitled to enforce the covenants contained herein).

(e) In the event Purchaser or, after the Closing, the Company and its Subsidiaries, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, assume the obligations set forth in this Section 5.7.

(f) Notwithstanding anything herein to the contrary, no D&O Indemnified Party shall have any rights with respect to advancement, indemnification, contribution or other recovery of any kind from Purchaser, the Company or any of their respective Affiliates for any (i) matter which is a claim in connection with or arising under this Agreement or any other document, certificate or agreement executed or delivered in connection with the consummation of the transactions contemplated hereby or (ii) Fraud committed by such D&O Indemnified Party or its Affiliates.

5.8 Access. From the date hereof until the earlier of the Closing Date and the date that this Agreement is validly terminated in accordance with its terms, the Company and its Subsidiaries shall provide Purchaser, its Affiliates and their respective representatives (excluding in each case, any lender or potential lender to Purchaser or any of its Affiliates) with reasonable access during normal business hours and upon reasonable advance notice to the offices, properties, books and records of the Company and its Subsidiaries to the extent relating to the transition of the Company’s business to the Purchaser; provided that (a) such access shall not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement; and (c) nothing herein shall require the Company and its Subsidiaries to provide access to, or to disclose any information to, the Purchaser if such access or disclosure would be reasonably likely, as reasonably determined by the Company in good faith, to (i) waive any legal privilege or (ii) be in violation of applicable Law or the provisions of any agreement entered into prior to the date of this Agreement and to which any Company is a party; provided that, the Company shall use commercially reasonable efforts to provide, to the extent feasible, the applicable access or information in a way that would not give rise to such issues.

5.9 No Solicitation. From the date hereof until the earlier of the Closing Date and the date that this Agreement is validly terminated in accordance with its terms, the Company and the Selling Parties shall not, nor shall they authorize or knowingly permit any of their respective Affiliates, representatives or agents to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, facilitate or assist an Acquisition Proposal, (ii) furnish to any Person (other than Purchaser or any of its Affiliates or any of their respective designees) any non-public information relating to the Company and its Subsidiaries, or afford to any Person (other than Purchaser and its Affiliates or any of their respective representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person other than Purchaser and its Affiliates with respect to an Acquisition Proposal, or (iv) enter into any Contract, arrangement or understanding relating to an Acquisition Proposal other than with Purchaser and its Affiliates. The Company and the Selling Parties will immediately cease and terminate, and will cause each other Person acting on its behalf, to cease and terminate, any and all existing activities, discussions or negotiations with any third persons (other than Purchaser and its Affiliates or any of their respective representatives) conducted heretofore with respect to any Acquisition Proposal, including terminating all data room access for such third persons (other than Purchaser and its Affiliates or any of their respective representatives). The Selling Parties or the Company, as applicable, shall notify Purchaser of any receipt by the Selling Parties, the Company or any Subsidiary of the Company of any Acquisition Proposal.

5.10 Interim Financial Statements. The Company shall prepare and deliver to Purchaser (a) as soon as reasonably practicable following the date hereof, but not later than January 28, 2024, the audited consolidated balance sheet and related income statement, statement of cash flow and statement of stockholders’ equity (or equivalent thereof) of the Company and its Subsidiaries as of and for the year ended December 31, 2022 (including applicable footnote disclosures) (the “Audited 2022 Financial Statements”), (b) not later than January 28, 2024, the unaudited consolidated balance sheet and related income statement, statement of cash flow and statement of stockholders’ equity (or equivalent thereof) of the Company and its Subsidiaries as of and for the nine months ended September 30, 2023 (including applicable footnote disclosures), reviewed by the Company’s auditor in accordance with SAS 100 procedures (the “Interim 2023 Financial Statements”), and, to the extent the Closing has not yet occurred, and (c) only if the Transaction has not closed prior to March 15, 2024, not later than March 15, 2024, the audited consolidated balance sheet and related income statement, statement of cash flow and statement of stockholders’ equity (or equivalent thereof) of the Company and its Subsidiaries as of and for the year ended December 31, 2023 (the “Audited 2023 Financial Statements”). The Audited 2022 Financial Statements, the Interim 2023 Financial Statements and, to the extent required, the Audited 2023 Financial Statements shall (i) be prepared from and in accordance with the books of account and financial records of the Company and its Subsidiaries, in accordance with GAAP (except as noted therein), consistently applied throughout the periods indicated, and pursuant to Regulation S-X promulgated by the U.S. Securities and Exchange Commission, and (ii) present fairly in all material respects the financial condition, cash flows, results of operations and stockholders’ equity (or equivalent thereof) of the Company and its Subsidiaries as of the times and for the periods referred to therein. The Audited 2022 Financial Statements, the Interim 2023 Financial Statements and, to the extent required, the Audited 2023 Financial Statements shall be in the same or substantially similar format and include the same level of detail as the interim and annual Financial Statements, respectively, subject to the immediately preceding sentence. If any restatement of the annual Financial Statements or, after the issuance thereof, the Audited 2022 Financial Statements, the Interim 2023 Financial Statements or, to the extent required, the Audited 2023 Financial Statements is required in accordance with GAAP, then the Company shall complete such restatement and deliver to Purchaser such restated financial statements as promptly as practicable. The Company shall, and shall use its reasonable best efforts to cause its Affiliates, officers, employers and advisors to, use reasonable best efforts to provide such cooperation and assistance as Purchaser may reasonably request in connection with Purchaser’s preparation of pro forma financial information required pursuant to Article 11 of Regulation S-X relating to the transactions contemplated hereby, including providing any financial or other information of the Company and its Subsidiaries reasonably requested by Purchaser. From the date of this Agreement through the Closing, the Company shall provide Purchaser and its representatives with reasonable access to the Company’s employees, accountants and other representatives involved in the preparation of the Audited 2022 Financial Statements, Interim 2023 Financial Statements, and, to the extent required, Audited 2023 Financial Statements, and shall upon the reasonable written request of Purchaser, provide periodic updates on the status of the preparation of such documents and to the extent then-available, drafts of such documents. Purchaser shall bear all reasonable and documented out-of-pocket costs and fees related to the preparation and delivery of the Audited 2022 Financial Statements, the Interim 2023 Financial Statements and, to the extent required, the Audited 2023 Financial Statements. Without limiting Purchaser’s rights under Section 8.1(c), notwithstanding anything to the contrary contained in this Agreement, Purchaser’s remedy for any breach of the Company’s obligations under this Section 5.10 shall only be to delay the Closing until such as time as the Audited 2022 Financial Statements, the Interim 2023 Financial Statements and (solely to the extent applicable) the Audited 2023 Financial Statements are actually delivered to Purchaser.

5.11 Code Section 280G. No later than five (5) Business Days prior to the Closing Date, the Company shall (i) use its best efforts to secure from any Person who (a) is a “disqualified individual” (as defined in Section 280G of the Code) and (b) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments and/or benefits, “Waived 280G Benefits”), and (ii) for all such obtained waivers, submit for approval by the appropriate entity’s equityholders entitled to vote on such matters the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Company shall not pay or provide or permit any disqualified individual to retain any of the Waived 280G Benefits, if such Waived 280G Benefits are not approved by the appropriate entity’s equityholders as contemplated above. No later than ten (10) Business Days before the Closing Date, the Company shall provide to Purchaser or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall incorporate all of Purchaser’s reasonable comments. Prior to the Closing Date, the Company shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that (x) a vote of the appropriate entity’s equityholders was obtained in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite entity equityholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be retained, paid or provided.

5.12 Lease Extension. From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, cooperate in good faith and use commercially reasonable efforts in to negotiate, agree upon and enter into a (1) year renewal or extension, commencing on the Closing Date, with respect to the leased real property set forth on Schedule 5.12 of the Disclosure Schedules, in form and substance reasonably satisfactory to Purchaser and the landlord thereunder; provided that neither the Company nor any of its Subsidiaries shall be required to expend any money or offer or grant any accommodation (financial or otherwise) to any such landlord or its Affiliates unless such monetary payment or concession is only effective upon the Closing and the costs of which will be borne by Purchaser.

6. Post-Closing Covenants.

6.1 Employee Benefits Arrangements.

(a) During the period commencing at Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the Company Employee’s termination of employment with the Company), Purchaser shall cause the Company Group to provide all persons who were employed by the Company Group immediately preceding the Closing and who remain so employed immediately following the Closing (the “Company Employees”) with (i) the same base salary or wage rate, as applicable, and at least the same target short-term cash incentive compensation opportunities (excluding equity or equity-based compensation, long-term incentive, retention, transaction or nonqualified deferred compensation or benefits) as were provided to such employees as of immediately prior to the Closing and (ii) employee benefits (including vacation, paid time-off and severance but excluding defined benefit pension benefits, and retiree medical or welfare benefits) that are substantially comparable in the aggregate to those provided by Purchaser to its similarly situated employees.

(b) Purchaser shall cause the Company to treat, and cause the analogous Purchaser 401(k), health, welfare, and paid time off benefit plans (other than any equity or equity based compensation plans, nonqualified deferred compensation plans, defined benefit plans, and retiree medical or welfare plans or arrangements) to treat, the service of Company Employees attributable to any period before the Closing as service rendered to Purchaser or the Company for purposes of eligibility to participate, vesting and for determining the level of paid time off and severance pay to the same extent and for the same purpose as recognized under the analogous Benefit Plan, and provided that no service shall be credited if duplication of benefits or compensation would result. Purchaser shall use commercially reasonable efforts to, for the plan year in which the Closing occurs, not treat any Company Employee as a “new” employee for purposes of exclusions under any corresponding group health plan of Purchaser or the Company that replaces a group health Benefit Plan for a pre-existing medical condition, and any deductibles and co-insurance paid under any of the Company’s or any of its Subsidiaries’ group health plans and credited to such Company Employee shall be credited for the same purpose towards the corresponding deductibles and co-insurance under the corresponding group health plans of Purchaser or the Company.

(c) Purchaser shall honor all the terms and obligations of the retention bonus agreements included on Schedule 6.1(c) of the Disclosure Schedules (the “Retention Bonuses Agreements” and the bonuses payable thereunder, the “Retention Bonuses”). In the event that any Retention Bonus is not paid out in accordance with the terms of the applicable Retention Bonus Agreement (other than upon such applicable employee’s voluntary resignation or notice of voluntary resignation in either case within six (6) months following the Closing Date), Purchaser shall reimburse Seller for the full amount of any such Retention Bonus, including the employer portion of any Taxes related thereto, within five (5) days following the earlier of (x) the six month anniversary of the Closing Date and (y) the date the applicable employee ceases to be eligible to receive such Retention Bonus.

(d) To the extent the Company Group’s 401(k) plan is terminated prior to the Closing pursuant to Section 5.6, Purchaser shall, or shall cause one of its Subsidiaries to, make Company Employees who participated in the Company Group’s 401(k) plan immediately prior to the Closing eligible to participate in a defined contribution plan maintained by Purchaser or one of its Subsidiaries that is intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (a “Purchaser 401(k) Plan”) effective as soon as administratively practicable following the Closing Date. To the extent applicable, the Parties shall make commercially reasonable efforts such that each such Company Employee may make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Company Group’s 401(k) plan to the Purchaser 401(k) Plan and avoid defaults of outstanding plan loans (which may include facilitating a rollover of such loans).

(e) Nothing in this Section 6.1 shall give any Person, other than the parties to this Agreement, any right to enforce the provisions of this Section 6.1 or otherwise create any third party beneficiary rights in any Person, including any Company Employee. Nothing in this Section 6.1 is intended to (i) obligate the Purchaser or any of its Affiliates (including the Company Group following the Closing) to continue the employment of any Company Employee for any specific period, (ii) create, terminate, modify or amend any Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement, or (iii) limit the ability of Purchaser or any of its Affiliates (including following the Closing the Company Group) to amend, modify or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement at any time in accordance with their terms.

6.2 Intended Tax Treatment; Tax Returns; Liability for Taxes; Other Tax Matters.

(a) Each party acknowledges and agrees that for U.S. federal income Tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income Tax treatment), the Transaction shall be treated (i) with respect to the Company Acquisition, as a sale of a partnership interest governed by Sections 741, 743, 751 and 754 of the Code, pursuant to which, Purchaser acquires the Company Units in exchange for an amount of consideration paid to each Selling Party, other than a Blocker Seller, equal to the Purchase Price multiplied by such Selling Party’s Pro Rata Share, and (ii) with respect to the Blocker Acquisition, as a sale of stock by the Blocker Sellers pursuant to which Purchaser acquires the Blocker Equity in exchange for an amount of consideration paid to each Blocker Seller, equal to the Purchase Price multiplied by such Selling Party’s Pro Rata Share (the “Intended Tax Treatment”). Neither the Selling Parties nor Purchaser, nor any of their Affiliates, shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) which is inconsistent with this Section 6.2(a) unless required to do so by applicable Law.

(b) The Selling Parties shall pay, when due, all sales, use, transfer, stamp, documentary, registration or similar Taxes, and any conveyance fees, recording charges and other similar charges (including any penalties and interest), in each case, arising out of or related in any way whatsoever to the sale of the Purchased Units under this Agreement (collectively, “Transfer Taxes”). The Selling Parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Purchaser and the Selling Parties agree to use, and agree to cause their Affiliates, including the Company, to use commercially reasonable efforts to obtain any certificate or other document from any Person or take such other action as may be necessary and reasonably requested by the other party to mitigate, reduce or eliminate any Transfer Taxes. The Selling Parties shall have no liability for Transfer Taxes pursuant to this Section 6.2(b) to the extent such Transfer Taxes are treated as a reduction of the Purchase Price pursuant to Section 1.2.

(c) Purchaser and the Selling Parties shall, and shall each cause their respective Affiliates to, provide the other with such cooperation and information, as and to the extent reasonably requested, in connection with the preparation and filing of any Tax Return (including any amended Tax Return or claim for refund), determining liability for Taxes or in conducting any audit, litigation or other proceeding (including, at Purchaser’s election, changing the “partnership representative” with respect to any Pre-Closing Tax Period to an individual or entity designated by Purchaser or making a “push-out” election pursuant to Section 6226 of the Code), in each case, with respect to Taxes imposed on or with respect to the Company, including providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.

(d) Any member of the Company Group that is treated as a partnership for U.S. federal income Tax purposes will make an election (to the extent not previously made) under Section 754 of the Code for the taxable period that includes the Closing Date.

(e) Tax Refunds. The Selling Parties shall be entitled to any refunds of federal, state, local, or non-U.S. income Taxes paid for any Pre-Closing Tax Period of the Company or its Subsidiaries that are received by the Company or such Subsidiary (or any successor thereto) in cash (or that are actually applied as a credit or offset to reduce cash Taxes for which the Purchaser (or its Affiliates, including for this purpose the Company) would otherwise be liable) after the Closing; provided, however, that, any such refunds shall be for the account of Purchaser to the extent (i) that any such refunds are attributable to the carryback from a Tax period beginning after the Closing Date of items of loss, deduction, or credit, or other Tax items; (ii) taken into account in the determination of the Purchase Price hereunder; (iii) that the Company or any of its Subsidiaries is under any obligation to pay over or credit such refund to any Person pursuant to a contract entered into prior to the Closing; or (iv) such refund results from any Tax that is paid or economically borne by the Purchaser or its Affiliates (including the Company or its Subsidiaries after the Closing). The amount of any such refunds to which the Sellers are entitled pursuant to this Section 6.2(e) that are received after the Closing Date (whether in cash or by credit or offset against cash Taxes for which the Purchaser (or its Affiliates, including for this purpose the Company) would otherwise be liable) shall be caused by Purchaser to be paid to the Seller Representative (for the benefit of the Sellers) within fifteen (15) Business Days after receipt (or the filing of a Tax Return, claiming the applicable credit or offset) thereof, less (A) any reasonable out-of-pocket expenses and/or Taxes (whether imposed on the Company, its Subsidiaries, or on a flow-through basis on the Purchaser and/or any of their direct or indirect owners) attributable to obtaining or receiving the refund (or credit), and (B) any required Tax withholding on such refunds.

6.3 Mutual Release.

(a) Effective as of the Closing, except for any rights or obligations under this Agreement or the other Transaction Agreements as specifically set forth herein or therein, under any other agreements between such Person and the Company and its Subsidiaries, and except in the case of Fraud, each of Purchaser and, after the Closing, the Company, on behalf of itself and each of its Affiliates and each of its current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Selling Parties, and any of their respective past, present or future directors, officers, employees, incorporators, members, partners, managers, direct or indirect equityholders, management companies, Affiliates, agents, attorneys, or representatives of, and any financial advisors to any such Person (collectively, the “Purchaser Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or in equity, which the Purchaser Releasing Parties may have against each of the Purchaser Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Purchaser Released Parties occurring or arising on or prior to the Closing Date. Notwithstanding the foregoing, the Purchaser Releasing Parties shall not be deemed to have released any claim, defense, fact or circumstance, which Purchaser determines after the

Closing is necessary or desirable to defend against any Litigation brought by any director, officer, employee, contractor, or agent or to prosecute any Litigation against any such individual, in each case, relating to the work such individual performed for Company Group prior to the Closing.

(b) Effective as of the Closing, except for any rights or obligations under this Agreement or the other Transaction Agreements as specifically set forth herein or therein and except in the case of Fraud, each of the Selling Parties, on behalf of itself and each of its Affiliates and each of its current and former officers, directors, employees, partners, managers, members, advisors, equityholders successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Purchaser, the Company and any of their respective past, present or future directors, officers, employees, incorporators, members, partners, managers, direct or indirect equityholders, management companies, Affiliates, agents, attorneys, or representatives of, and any financial advisors to any such Person (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or in equity, which the Seller Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Seller Released Parties occurring or arising on or prior to the Closing Date.

6.4 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, the Selling Party and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Purchaser in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.5 Seller Representative. The Seller Representative hereby represents and warrants that the Company, the Blockers and the Seller Representative, and each of the Seller Representatives’ Affiliates, have satisfied all conditions and pre-requisites necessary in order for the transactions contemplated by this Agreement to constitute an Approved Sale (as defined in the LLC Agreement). The Seller Representative hereby represents and warrants that the Seller Representative has all requisite power and authority to execute this Agreement on behalf of each Selling Party in its individual capacity, and upon the execution of this Agreement by the Seller Representative on behalf of each such Selling Party in such Seller Party’s individual capacity, this Agreement shall constitute valid and legally binding obligations of each such Selling Party, enforceable against each such Selling Party.

7. Conditions to Obligations.

7.1 Conditions to the Obligations of Purchaser and the Selling Parties. The obligations of Purchaser and the Selling Parties to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) All waiting periods under the HSR Act applicable to the Closing shall have expired or been terminated.

(b) The FIRB Approval shall have been obtained.

(c) There shall not be in force any Law of any Governmental Body enjoining or prohibiting the consummation of the Closing.

7.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Purchaser:

(a) Each of (i) the Fundamental Representations which (x) are qualified or limited by “materiality”, “Material Adverse Effect” or other words of similar import, shall be true and correct in all respects as of the date hereof and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such earlier date and (y) are not qualified or limited by “materiality”, “Material Adverse Effect” or other words of similar import, shall be true and correct in all respects as of the date hereof and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date and (ii) the representations and warranties of the Blockers contained in Section 2 and the Company and Selling Parties contained in Section 3 other than the Fundamental Representations shall be true and correct (disregarding any qualifiers or limiters as to “materiality”, “Material Adverse Effect” or other words of similar import) as of the date hereof and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except for any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Blockers or the Company.

(b) Each of the covenants of the Blockers, the Company and the Selling Parties to be performed at or prior to the Closing shall have been performed in all material respects.

(c) There shall not have occurred a Material Adverse Effect with respect to the Company Group since the date hereof.

(d) Each of the Company and the Blockers shall have delivered to Purchaser a certificate signed by an officer of the Company or such Blocker, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled.

7.3 Conditions to the Obligations of the Selling Parties. The obligations of the Selling Parties to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Selling Parties:

(a) Each of the representations and warranties of Purchaser contained in Section 4 shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except for any inaccuracy or omission that would not reasonably be expected to prevent, materially impede or materially delay the performance of Purchaser’s obligations hereunder.

(b) Each of the covenants of Purchaser to be performed at or prior to the Closing shall have been performed in all material respects.

(c) Purchaser shall have delivered to the Selling Parties a certificate signed by an officer of Purchaser, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.

8. Termination.

8.1 Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of the Company and Purchaser;

(b) by written notice to the Company from Purchaser if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Selling Parties, the Blockers or the Company set forth in this Agreement (other than the covenants set forth in Section 5.10), such that the conditions specified in Section 7.2 or Section 7.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Purchaser of such breach (the “Company Cure Period”), such termination shall not be effective and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that, the Purchaser may not terminate this Agreement pursuant to this Section 8.1(b)(i) so long as the Purchaser is in material breach of any obligations hereunder;

(ii) the Closing has not occurred on or before February 27, 2024 (subject to the proviso to this clause (ii), the “Termination Date”); provided that, in the event that, as of the Termination Date, all conditions to Closing are satisfied or waived (or would be satisfied or waived if the Closing were to occur) other than the Closing condition in Section 7.1(b), the Termination Date will be automatically extended to April 27, 2024, provided that further, the Purchaser may not terminate this Agreement pursuant to this Section 8.1(b)(ii) if the Purchaser’s willful breach is the primary reason for the Closing not occurring on or before such date and that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; or

(iii) there shall be any Law or Order enacted, issued, promulgated, enforced or entered by any Governmental Body of competent jurisdiction that is final and non-appealable making illegal, permanently enjoining, restraining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; provided that, the Purchaser may not terminate this Agreement pursuant to this Section 8.1(b)(iii) if Purchaser is in material breach of Section 5.2 and such material breach caused a failure to remove such Law or Order; or

(iv) the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order of a court of competent jurisdiction; or

(c) by written notice to Purchaser from the Company if:

(i) (A) there is any material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, such that the conditions specified in Section 7.3(a) or Section 7.3(b) would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if any such Terminating Purchaser Breach is curable by Purchaser through the exercise of its reasonable best efforts, then, for a period commencing on receipt by Purchaser of notice from the Company of such breach and ending on the earlier of (i) thirty (30) days thereafter or (ii) the Termination Date (the “Purchaser Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period; provided that, the Company may not terminate this Agreement pursuant to this Section 8.1(b) so long as the Company, any Blocker or any Selling Party is in material breach of any obligations hereunder, or (B) (I) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 1.6(a), (II) Purchaser has failed to consummate the transactions contemplated by this Agreement within 3 Business Days following the date the Closing should have occurred pursuant to Section 1.6, (III) the Company, the Blockers and the Selling Parties have all notified Purchaser in writing that if Purchaser performs its obligations under this Agreement, then the Company, the Blockers and the Selling Parties all stand ready, willing and able to consummate, and will consummate, the Closing, (IV) the Company gives Purchaser written notice at least two Business Days prior to such termination pursuant to this Section 8.1(c)(i)(B) stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i)(B) and (V) the Closing has not been consummated by the end of such two Business Day period;

(ii) the Closing has not occurred on or before the Termination Date, unless any Blocker’s, Company’s or any Selling Party’s willful breach is the primary reason for the Closing not occurring on or before such date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; or

(iii) there shall be any Law or Order enacted, issued, promulgated, enforced or entered by any Governmental Body of competent jurisdiction that is final and non-appealable making illegal, permanently enjoining, restraining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; provided that, the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company is in material breach of Section 5.2 and such material breach caused a failure to remove such Law or Order.

8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of the Blockers, the Company, the Selling Parties or Purchaser, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination. In determining losses or damages recoverable upon termination by a party hereto for the other party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party or, in the case of the Company, the holders of Units (taking into consideration relevant matters, including other opportunities and the time value of money).

9. No Survival. None of the representations and warranties of any party contained in this Agreement (including any certificates to be delivered hereunder) shall survive the Closing. None of the covenants or obligations of any party to this Agreement required to be performed by such party at or before the Closing shall survive the Closing; provided, that for the avoidance of doubt, the obligations hereunder to make payments at or in connection with the Closing shall survive until performed in accordance with their terms. Unless otherwise indicated herein, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until they have been performed or satisfied. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that (i) no party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by the parties and (ii) nothing herein shall limit such party’s recovery with respect to, or ability to make any claims regarding, Fraud.

10. Miscellaneous.

10.1 Successors and Assigns. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party thereto without the prior written consent of the other parties hereto; provided, however, that (i) any Selling Party may, without Purchaser’s consent, assign this Agreement and any rights hereunder upon the death of such Selling Party pursuant to a will or the laws of descent and distribution and (ii) Purchaser may, without any consent required, assign its rights hereunder (a) to any of its Affiliates, (b) to any purchaser or acquirer of Purchaser, the Company or their respective Subsidiaries after the Closing Date and (c) Purchaser, the Company and their respective Subsidiaries may collaterally assign this Agreement and any of the provisions hereof without the written consent of the other parties hereto for collateral security purposes to the agent on behalf of the Persons providing debt financing to Purchaser; provided that, in each case, Purchaser shall remain responsible for the performance of all of its obligations under this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.2 Governing Law. This Agreement and all matters arising directly or indirectly hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to the choice of law or conflict of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

10.3 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chosen Courts over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any other party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

(c) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(d) Notwithstanding anything in this Agreement to the contrary, each party hereto acknowledges and irrevocably agrees (i) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise against any Debt Financing Source arising out of or relating to this Agreement, or the performance hereunder or thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or a federal Court), and any appellate court from thereof, (ii) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal action in any other court, (iv) that the provisions of Section 10.3 shall apply to any such legal action and (v) that any Debt Financing Sources are express third party beneficiaries of this Section 10.3(d). Notwithstanding anything else to the contrary herein, the provisions of this Section 10.3(d) may not be amended, modified or supplemented in any manner adverse to a Debt Financing Source without the prior written consent of each related Debt Financing Source.

10.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed e-mail transmissions so long as no automatically generated message is received by the sender that indicates such message was not received by the recipient, (c) three Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one Business Day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the address and/or e-mail address set forth below or to such other address or e-mail address as subsequently modified by written notice given in accordance with this Section 10.6.

If to Purchaser:

Instructure, Inc.
6330 South 3000 East, Suite 700
Salt Lake City, Utah 84121
Attention: [***]
E-mail: [***]

If notice is given to Purchaser, a copy shall also be given to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: [***]
E-mail: [***]

If to the Selling Parties, to the address set forth on Schedule 1.

If to the Company:

PCS Holdings, LLC

c/o Brentwood Associates, LLC

11150 Santa Monica Blvd., Suite 1200

Los Angeles, CA 90025

If notice is given to the Company or the Selling Parties, a copy shall also be sent to:

Latham & Watkins LLP
300 Colorado Street, Suite 2400
Austin, Texas 78701
Attention: [***]
E-mail: [***]

10.7 Fees and Expenses. Except as otherwise expressly set forth herein, each of the parties hereto shall bear its own fees and expenses incurred in connection with the transactions contemplated hereunder.

10.8 Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, whether suit is actually filed and in all instances of a further appeal of an underlying action.

10.9 Amendments and Waivers. Any term of this Agreement may be amended or terminated only with the written consent of Purchaser and the Seller Representative. Compliance with any term or provision of this Agreement in which a party was or is obligated to comply may be waived by Purchaser on its own behalf, the Company on its own behalf, or by the Selling Parties on their own behalf, as applicable. Any amendment or waiver effected in accordance with this Section 10.9 shall be binding upon each of the parties hereto and their successors and assigns.

10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12 Entire Agreement. This Agreement (including the Exhibits and Schedules (including the Disclosure Schedules) hereto), the other Transaction Agreements, and the Confidentiality Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

10.13 Interpretation. The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. The title of and the article, section and paragraph headings in this Agreement and the provision of tables of contents are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of words importing the singular include the plural and vice versa, and the use of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The phrase “ordinary course of business” shall mean in the ordinary course of business consistent with past practice, including with respect to timing, frequency and magnitude. The phrases “made available”, “provided to Purchaser” or similar terms shall mean that the Company or any of its representatives has posted such materials to the virtual data room hosted by Datasite at least two Business Days prior to the date hereof and which remains continuously available to Purchaser and its representatives until the Closing.

10.14 Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.15 Post-Closing Representation. The parties hereto acknowledge and agree that Latham & Watkins LLP (US) (the “Company Representatives”) has acted as counsel to the Company and the Blockers in connection with the transactions contemplated hereby. Purchaser, the Blockers and the Company following the Closing, expressly and knowingly consents to the Company Representatives representing any or all of the Selling Parties in any matter after the Closing that is or may be adverse to Purchaser or the Company solely to the extent arising out of this Agreement or any of the Transaction Agreements. This consent constitutes an advance waiver of any conflict of interest claim against the Company Representatives as a result of such firm representing the Company or the Blockers. Purchaser, the Blockers and the Company following the Closing, further agree that, as to all pre-Closing legally privileged communications among the Company Representatives, the Company, the Blockers and any Selling Party that solely relate to the negotiation of this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Selling Party and may be controlled by the Selling Party and shall not pass to or be claimed by Purchaser or any of its Affiliates (including the Company and the Blockers following the Closing). Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their Subsidiaries and a third party (other than a Selling Party or any of their respective Affiliates) after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party or the use thereof in connection with its representation of a Selling Party in such dispute.

10.16 Debt Financing Source. Notwithstanding anything to the contrary contained herein, each of the Selling Parties (in each case, on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) (i) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of the Selling Parties or any of its or their Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Selling Parties in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby.

10.17 Seller Representative.

(a) Each Selling Party irrevocably constitutes and appoints Brentwood Seller as the Seller Representative, such Selling Party’s true and lawful attorney-in-fact and agent and authorizes it acting for such Selling Party and in such Selling Party’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by the Transaction Agreements, as fully to all intents and purposes as such Selling Party might or could do in person, including to:

(i) take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses on behalf of the Selling Parties) and make any and all determinations which may be required or permitted in connection with the post-Closing implementation of this Agreement and related agreements and the transactions contemplated hereby and thereby;

(ii) give and receive notices and communications thereunder;

(iii) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Purchaser arising out of or in respect of the Transaction Agreements;

(iv) authorize release of amounts from the Escrow Account in satisfaction of claims made by Purchaser thereunder;

(v) enter into the Escrow Agreement and act pursuant thereto;

(vi) enter into any waiver or amendment of the Escrow Agreement or this Agreement after the Closing;

(vii) receive all notices under the Transaction Agreements;

(viii) retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to the Transaction Agreements and the transactions contemplated hereby and thereby; and

(ix) to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing.

(b) Each of the Selling Parties acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Seller Representative, such Selling Party shall be bound by such documents as fully as if such Selling Party had executed and delivered such documents.

(c) The Seller Representative may resign at any time; provided that it must provide the Selling Parties who held a majority of the Equity Interests immediately prior to Closing thirty (30) days’ prior written notice of such decision to resign. The Seller Representative shall not receive compensation for service in such capacity.

(d) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Seller Representative in connection herewith shall be absolutely and irrevocably binding upon the Selling Parties as if such Person had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and the Escrow Agent and Purchaser may rely upon such action, exercise of right, power, or authority or such decision or determination of the Seller Representative as the action, exercise, right, power, or authority, or decision or determination of such Person, and no Selling Party shall have the right to object, dissent, protest or otherwise contest the same. Purchaser is hereby relieved from any liability to any Person for any acts done by the Seller Representative and any acts done by Purchaser in accordance with any decision, act, consent or instruction of the Seller Representative. Purchaser may rely, without further investigation, upon the authority of the Seller Representative to act on behalf of the Selling Parties with respect to the matters contemplated in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Unit Purchase Agreement as of the date first written above.

PURCHASER:

INSTRUCTURE, INC.

By: /s/ Matthew A. Kaminer Name: Matthew A. Kaminer

Title: Chief Legal Officer

Signature Page to Unit Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Unit Purchase Agreement as of the date first written above.

COMPANY:

PCS HOLDINGS, LLC

By: /s/ Steven Moore Name: Steven Moore

Title: President

Signature Page to Unit Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Unit Purchase Agreement as of the date first written above.

SELLER REPRESENTATIVE:

BRENTWOOD PRIVATE EQUITY VI, L.P.

By: Brentwood Private Equity VI, LLC, its General

Partner

By: /s/ Steven Moore Name: Steven Moore

Title: President

Signature Page to Unit Purchase Agreement